Exhibit 2.1

Dated February 21, 2024

BUSINESS COMBINATION AGREEMENT

between

Moringa Acquisition Corp,

April.M.G. Ltd.,

and

Silexion Therapeutics Ltd.

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	--	Form of Company Support Agreement
Exhibit B	--	Form of Sponsor Support Agreement
Exhibit C	--	Form of Amended Registration Rights and Lock-Up Agreement
Exhibit D		List of Company Shareholders Joining the Amended Registration Rights and Lock-Up Agreement
Exhibit E	--	Form of New Incentive Plan
Exhibit F	--	Form of Amended & Restated Sponsor Promissory Note

(iv)

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT is made and entered into as of February 21, 2024 (this “Agreement”), by and among Moringa Acquisition Corp., an exempted company incorporated under the Laws of the Cayman Islands (“SPAC”), April.M.G. Ltd., a limited liability company organized under the laws of the State of Israel and a wholly owned subsidiary of SPAC (“Merger Sub”), and Silexion Therapeutics Ltd., a limited liability company organized under the laws of the State of Israel (the “Company”).  Each of SPAC, Merger Sub and Company will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Parties intend to effect a merger upon the terms and conditions set forth in this Agreement whereby on the Closing Date, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving entity of such Merger and consequently becoming a wholly-owned subsidiary of SPAC through the transfer of its entire issued and outstanding share capital to SPAC in exchange for newly-issued SPAC Class A Shares – all in accordance with the terms and conditions of this Agreement;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (i)  determined that the Merger is fair, advisable and in the commercial interest of SPAC, (ii) approved the execution, delivery and performance of this Agreement, the other Transaction Agreements to which SPAC is or will be a party, and approved the Merger and the other Transactions, and (iii) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) to vote to approve the SPAC Shareholder Matters and such other actions of the SPAC Shareholders as contemplated by this Agreement (the “SPAC Recommendation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that (A) the Merger and the other Transactions are fair to, and in the best interests of, the Company and its shareholders and declared it advisable to enter into this Agreement and (B) considering the financial position of the Company and Merger Sub, no reasonable concern exists that Company (as the surviving entity of the Merger) will be unable to fulfill its obligations to its creditors, (ii) approved the execution, delivery and performance of this Agreement, and the Transaction Agreements to which the Company is or will be a party, and approved the Merger and the other Transactions to which the Company is a party, and (iii) determined to recommend that the shareholders of the Company (the “Company Shareholders”) vote to approve the Merger and the other Transactions to which the Company is a party and such other actions of the Company Shareholders as contemplated by this Agreement or that should be approved by the Company Shareholders in the context of, or in connection with, the Transactions (the “Company Shareholder Matters”);

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and the Transactions are advisable, fair to and in the best interests of Merger Sub and its shareholder and that, considering the financial position of the Company and Merger Sub, no reasonable concern exists that the Company (as the surviving entity of the Merger) will be unable to fulfil the obligations of Merger Sub to its creditors, (ii) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and approved the Transactions, including the Merger and (iii) determined to recommend to SPAC, as Merger Sub’s sole shareholder, to vote to approve the adoption of this Agreement and the consummation of the Transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, (i) the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (collectively, the “Intended Tax Treatment”);

WHEREAS, as a condition to the willingness of, and an inducement to each of, SPAC and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and certain Company Shareholders, which, in the aggregate, represent the Requisite Majority are each entering into a voting support agreement, in substantially the form of Exhibit A attached hereto (the “Company Support Agreement”);

WHEREAS, as a condition to the willingness of, and an inducement to the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company, SPAC, and SPAC Sponsor are entering into a sponsor support agreement, in substantially the form of Exhibit B attached hereto (the “Sponsor Support Agreement”);

WHEREAS, SPAC and SPAC Sponsor entered into that certain Registration Rights Agreement, dated as of February 19, 2021 (the “Original Registration Rights Agreement”), and, concurrently with the consummation of the Merger, SPAC and SPAC Sponsor will enter into an amendment to the Original Registration Rights Agreement (which will include lock-up provisions), substantially in the form attached hereto as Exhibits C (the “Amended Registration Rights and Lock-Up Agreement”), while certain Company Shareholders, as specified in Exhibit D, will join the Amended Registration Rights and Lock-Up Agreement as well;

WHEREAS, on or prior to the date of this Agreement, the Company has entered into Convertible Loan Financing Subscription Agreements (as defined below) with certain investors (the “Convertible Loan Financers”), pursuant to which such Convertible Loan Financers have provided (or contemporaneously with the execution and delivery of this Agreement will provide) the Company with loans in an aggregate amount of at least $3.5 million in cash, in accordance with the terms thereof and hereof and which will be converted to the Company’s securities immediately prior to the Closing and exchanged for equity securities of SPAC upon the Closing (the “Convertible Loan Financing” and the “Convertible Loan Shares”, respectively);

WHEREAS, to the extent that the Convertible Loan Shares are excluded from resale pursuant to the Registration Statement under applicable U.S. securities laws and regulations or by the SEC and cannot become registered securities readily eligible for resale upon Closing, the Convertible Loan Financers will further join the Amended Registration Rights and Lock-Up Agreement with respect to such Convertible Loan Shares, on a pari-passu basis with the SPAC Sponsor;

WHEREAS, on or prior to the date of this Agreement, SPAC and SPAC Sponsor have agreed that immediately prior to the Closing, SPAC will issue to SPAC Sponsor that certain A&R Sponsor Promissory Note, as defined below, pursuant to which it will reflect the treatment of all loans provided by SPAC Sponsor to SPAC since SPAC’s initial public offering and through the Effective Time; and

WHEREAS, SPAC and SPAC Sponsor have agreed that SPAC will have a net cash balance (unrestricted and ready for use by the combined business) of at least $500,000 immediately prior to the Effective Time, after covering all operational expenses of any kind incurred by SPAC through such date, including, without limitation, all obligations under the Marketing Agreement and all general, administrative and overhead expenses, and further covering all costs associated with convening and conducting a general meeting for approval of the Transactions contemplated by this Agreement, as well as all fees for ongoing legal, accounting, audit and other professional services not directly related to such Transactions (the “SPAC Minimum Net Cash Requirement”), provided, however, that Company’s remedy for any shortfall of up to $150,000 from the SPAC Minimum Net Cash Requirement will be limited to Sponsor’s forfeiture of SPAC Founder Shares in the manner set forth in Section 6.23 below;

WHEREAS, prior to or simultaneously with the execution and delivery of this Agreement, the Company has entered into new Employment Agreements with certain senior employees of the Company, in forms mutually agreed upon in writing by the Company and SPAC (“New Employment Agreements”), to automatically become effective as of the Effective Time, to reflect the status of the Company as a Nasdaq-listed public company, which New Employment Agreements include inter alia non-competition and non-solicitation undertakings by such senior employees;

WHEREAS, prior to the filing of the Registration Statement, SPAC shall adopt a new incentive plan in the form of Exhibit E (with any changes to be mutually agreed upon in writing by the Company and SPAC), to automatically become effective (subject to obtaining required regulatory requirements and approvals, if any) as of the Effective Time.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

Section 1.01  Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“103K Tax Ruling” is defined in Section 6.04(a).

“104H Tax Ruling” is defined in Section 6.04(a).

“104H Interim Tax Ruling” shall mean an interim approval issued by the ITA confirming, among other matters, that SPAC or Company (or both), as applicable, and anyone acting on their behalf shall be exempt from Israeli withholding Tax in relation to any consideration issued to the 104H Trustee with respect to an Electing Holder.

“104H Trustee” shall mean the trustee appointed by the Company in accordance with the provisions of Section 104H of the Israeli Tax Ordinance and the provisions of the 104H Interim Tax Ruling or the 104H Tax Ruling.

“15D Exemption” is defined in Section 6.13.

“Additional SPAC SEC Reports” is defined in Section 4.06(a).

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble hereto.

“Amended and Restated Articles” is defined in Section 2.04.

“Amended Registration Rights and Lock-Up Agreement” is defined in the Recitals hereto.

“Anti-Corruption Laws” is defined in Section 3.24.

“Antitrust Laws” shall mean any applicable Legal Requirements of any Governmental Entity regarding matters of anti-competition, restrictive trade practices or foreign investment.

“Approvals” is defined in Section 3.06.

“A&R Sponsor Promissory Note” is defined in Section 6.24.

“Audited Financial Statements” is defined in Section 3.07(a).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or other day on which commercial banks in New York, New York, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.

“CARES Act” shall mean, collectively, the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, or any similar applicable U.S. federal, state, or local law, as may be amended and any administrative or other guidance (including “Division N—Additional Coronavirus Response and Relief” of the “Consolidated Appropriations Act, 2021” (H.R. 133), IRS Notices 2020-22, 2020-65, 2021-11 and any Presidential Memoranda or Executive Order (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020)) published with respect thereto by any Governmental Entity.

“Cayman Companies Act” shall mean the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” shall mean the Registrar of Companies of the Cayman Islands.

“Certificate of Merger” is defined in Section 2.03(a).

“Certificates” is defined in Section 2.09(a).

“Certifications” is defined in Section 4.06(a).

“Closing” is defined in Section 2.02.

“Closing Date” is defined in Section 2.02.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Communications Plan” is defined in Section 6.07(b).

“Companies Registrar” is defined in Section 2.03.

“Company” is defined in the Preamble hereto.

“Company Awardholder” shall mean collectively a Company Optionholder and/or Company RSUholder.

“Company Board” is defined in the Recitals hereto.

“Company Business Combination” is defined in Section 6.14(a).

“Company D&O Indemnified Party” is defined in Section 6.16(a)(i).

“Company D&O Tail” is defined in Section 6.16(a)(ii).

“Company Disclosure Letter” is defined in the Preamble to Article III.

“Company Group” is defined in Section 10.16(b).

“Company Interested Party Transaction” is defined in Section 3.22(a).

“Company IT Systems” is defined in Section 3.17(k).

“Company Leased Properties” is defined in Section 3.13(b).

“Company Loan Conversion” is defined in Section 3.03(i).

“Company Loans” shall mean each Convertible Loan Financing Subscription Agreement of the Company and set forth on Schedule Section 1.01(b) of the Company Disclosure Letter, including the aggregate principal amount and outstanding interest as of the date of this Agreement for each Convertible Loan Financing Subscription Agreement.

“Company Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect on or in respect of the Group Companies pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees) (provided that this clause (iii) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution or delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the Transactions); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting the industries and markets in which the Group Companies operate; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a Company Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the business, assets, financial condition or results of operations of the group Companies taken as a whole, relative to similarly situated companies in the industries in which the Group Companies conduct their respective operations, then such impact shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” is defined in Section 3.20(a).

“Company Option” means each outstanding and unexercised option to purchase Company Shares, whether or not then vested or fully exercisable, granted prior to the Effective Time to any current or former, consultant, employee, officer, director or other service provider of the Group Companies pursuant to the Company Option Plan.

“Company Optionholder(s)” means any holder of a Company Option.

“Company Option Plan” shall mean jointly the Silenseed Ltd. 2013 Share Option Plan, as amended from time to time and the Silenseed Ltd. 2023 Equity Incentive Plan.

“Company Ordinary Shares” shall mean the ordinary shares of the Company, with par value NIS 0.01 per share.

“Company Preferred Shares” shall mean the Company Preferred A Shares, Preferred A-1 Shares, Preferred A-2 Shares, Preferred A-3 Shares and Preferred A-4 Shares, with par value NIS 0.01 per share.

“Company Privileged Communications” is defined in Section 10.16(b).

“Company Product” shall mean any of the products and services currently being sold or distributed by a Group Company.

“Company Real Property Leases” is defined in Section 3.13(b).

“Company Registered Intellectual Property” is defined in Section 3.17(a).

“Company RSU” shall mean each outstanding and unvested restricted share unit convertible into Company Shares, granted prior to the Effective Time to any current employee, officer, director or other service provider of the Group Companies pursuant to the Company Option Plan.

“Company RSUholder(s)” shall mean any holder of a Company RSU.

“Company Securityholder Allocations” shall mean, (a) with respect to each holder of Company Ordinary Shares or Company Preferred Shares, the Merger Consideration allocable to such holder, (b) with respect to each holder of one or more Company Options, the number of Converted Options and/or Converted RSUs to which such holder is entitled pursuant to the terms of this Agreement, and (c) with respect to each holder of Company Warrants, the number of Converted Warrants to which such holder is entitled pursuant to the terms of this Agreement.

“Company Shareholder Approval” shall mean the affirmative vote of the holders of Company Shares constituting the “Requisite Majority” approving the entrance into and performance of the Company Shareholder Matters.

“Company Shareholder Matters” is defined in the Recitals hereto.

“Company Shareholders” is defined in the Recitals hereto.

“Company Shareholders Meeting” is defined in Section 6.02.

“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares.

“Company Subsidiaries” is defined in Section 3.02(a).

“Company Support Agreement” is defined in the Recitals hereto.

“Company Treasury Shares” is defined in Section 2.06(a).

“Company Warrant” shall mean each warrant for the purchase of Company Shares set forth on Schedule Section 1.01(a) of the Company Disclosure Letter.

“Confidentiality Agreement” shall mean that certain Non-Disclosure Agreement, dated February 21, 2024, by and between SPAC and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Converted Option” is defined in Section 2.07(b).

“Converted RSU” is defined in Section 2.07(b).

“Converted Warrant” is defined in Section 2.06(d).

“Convertible Loan Financing” is defined in the Recitals hereto.

“Convertible Loan Financing Proceeds” shall mean cash proceeds to be funded by investors participating in the Convertible Loan Financing immediately prior to, or concurrently with, the signing of this Agreement, pursuant to the Convertible Loan Financing Subscription Agreements.

“Convertible Loan Financing Subscription Agreement” shall mean a subscription agreement executed by an investor, on the one hand, and the Company, on the other hand, before, on or after the date hereof pursuant to which such investor has agreed to participate in the Convertible Loan Financing.

“Copyleft Terms” is defined in Section 3.17(l).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Legal Requirement, Order, directive, guideline or recommendation promulgated by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including (a)  the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 and Israeli Control of Products and Services Declaration (Engagement in Encryption), 1998; (b) the Israeli Defense Export Control Law, 2007 and legislation, regulation and rules adopted thereunder; (c) Israeli Import and Export Order (Control of Chemical, Biological and Nuclear Sector Exports), 2004 and Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports), 2006; and (d) all other export control laws administered by the Israeli Ministry of Defense or the Israeli Ministry of Economy and Industry.

“Effective Time” is defined in Section 2.03(b).

“Eligible Company Equityholder” shall mean a holder of a Company Ordinary Share or a Company Preferred Share, in each case outstanding immediately prior to the Effective Time.

“Employee Benefit Plan” shall mean each retirement, supplemental retirement, deferred compensation, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement or employment agreement, whether formal or informal, oral or written, which any Group Company sponsors or maintains for the benefit of its current or former employees, officers, or individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has or could have any direct or indirect liability (contingent or otherwise).

“Encouragement Law” shall mean the Israeli Law for the Encouragement of Research, Development and Technological Innovation in the Industry, 5744-1984.

“Environmental Law” shall mean any applicable federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include the Israeli Clean Air Law, 5768-2008, Prevention of the Sea from Land Sources, 5748-1988, and Hazardous Substances Law, 5753-1993.

“Equity Exchange Ratio” shall mean the quotient obtained by dividing (a) the Equity Value Per Share by (b) the Reference Price.

“Equity Value” shall mean an amount equal to $62,500,000.

“Equity Value Per Share” shall mean an amount equal to (a) the Equity Value divided by (b) the number of Fully Diluted Company Equity Securities.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” is defined in Section 2.09.

“Families First Coronavirus Response Act” shall mean the Families First Coronavirus Response Act (H.R. 6201).

“FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDA Application Integrity Policy” is defined in Section 3.29(e).

“Financial Statements” is defined in Section 3.07(a).

“Foreign Plan” is defined in Section 3.11(h).

“Fully Diluted Company Equity Securities” shall mean (a) the Company Ordinary Shares and Company Preferred Shares, in each case outstanding immediately prior to the Effective Time and (b) the Company Shares that, immediately prior to the Effective Time, are issuable on a net-issuance (‘cashless’) basis upon the exercise of Company Warrants, Company RSUs and Company Options (whether or not vested or currently exercisable), provided, however, that Fully Diluted Company Equity Securities shall not include Company Ordinary Shares issuable upon the conversion of then outstanding Company Preferred Shares.

“Fundamental Representations” shall mean: (a) in the case of the Company, the representations and warranties contained in Section 3.01 (Organization and Qualification); Section 3.02 (Company Subsidiaries); Section 3.03 (Capitalization of the Company); Section 3.04 (Authority Relative to this Agreement); Section 3.05 (No Conflict; Required Filings and Consents); Section 3.14 (Taxes) and Section 3.16 (Brokers); and (b) in the case of SPAC, the representations and warranties contained in Section 4.01 (Organization and Qualification); Section 4.02 (Capitalization); Section 4.03 (Authority Relative to this Agreement); Section 4.04 (No Conflict; Required Filings and Consents); and Section 4.18 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, certificates of incorporation or formation, bylaws, articles of association, limited partnership agreements and limited liability company operating agreements.

“Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, Order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

“Governmental Entity” shall mean: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body; (b) any Person having regulatory authorities under Legal Requirements, including medical centers and their ethics committees or institutional review boards; (c) any self-regulatory organization; or (d) any political subdivision of any of the foregoing; for the avoidance of doubt, including any of the foregoing having jurisdiction over the payment or reporting of any Tax or charged with the enforcement or collection of any Tax.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the Innovation Authority or any related authorities or programs, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other regional, bi- or multi-national grant program, framework or foundation (including the BIRD Foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other Governmental Entity.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.

“GT” is defined in Section 10.16(b).

“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.

“Herzog” is defined in Section 10.16(a).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICL” is defined in Section 2.01.

“IIA Notice” shall mean (i) a written notice of the Company to the Innovation Authority regarding the change in ownership of the Company effected as a result of the Merger, and (ii) an undertaking in favor of the IIA to comply with the Encouragement Law, in each case in customary form and as required to be submitted to the Innovation Authority in connection with the Merger in accordance with the Encouragement Law and the Innovation Authority’s regulations.

“Inbound License” is defined in Section 3.20(a)(xiii).

“Incentive Equity Plan” is defined in Section 6.20.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Innovation Authority” shall mean the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy and Industry.

“Insider” is defined in Section 3.22(a).

“Insurance Policies” is defined in Section 3.21.

“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights, whether registered or unregistered, including any of the foregoing that protect original works of authorship or other copyrightable subject matter, including literary works (including all forms and types of Software), pictorial and graphic works (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), databases and data, designs, drawings, procedures, processes, algorithms, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) designs, design rights (whether registered or unregistered), and design applications and registrations (collectively, “Designs”); (g) all moral and economic rights of authors and inventors, however denominated, rights of publicity and privacy, and database rights; (h) all applications and registrations, and any renewals, extensions and reversions, of the foregoing; and (i) all other intellectual property rights, proprietary rights, or confidential information and materials.

“Intended Tax Treatment” is defined in the Recitals hereto.

“Investment Center” shall mean the Israeli Investment and Development Authority for Industry and Economy (formerly the “Investment Center”).

“IPO” means SPAC’s initial public offering, which was completed on February 19, 2021.

“IPO SPAC Letter Agreement” means that certain letter agreement, dated February 16, 2021, entered into by SPAC with Sponsor and SPAC’s directors and officers in connection with the IPO.

“ISA” shall mean the Israeli Securities Authority.

“Israeli Option Tax Ruling” is defined in Section 6.04(a).

“Israeli Tax Ordinance” shall mean the Israeli Income Tax Ordinance [New Version], 5721-1961, and all the regulations, rules and Orders and any other provisions promulgated thereunder, as may be amended from time to time.

“Israeli Tax Rulings” is defined in Section 6.04(a).

“ITA” shall mean the Israel Tax Authority.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company the individuals listed on Schedule 1.01(a) of the Company Disclosure Letter and (b) with respect to SPAC and Merger Sub, the individuals listed on Schedule 1.01(a) of the SPAC Disclosure Letter.

“Company Leakage” shall mean, except as set forth on Schedule 3.28 of the Company Disclosure Letter, without duplication, any of the following actions by any of the Group Companies: (a) the declaration of or authorization for, the making or payment of any dividend, distribution or return of capital (other than dividends and distributions by a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Group Companies); (b) the payment, or agreement to make any payment, to or for the benefit of, or the entering into any transaction or agreement with or for the benefit of, any holders of Fully Diluted Company Equity Securities or any of their Affiliates, except payments or grants in accordance with agreements or arrangements with directors, officers or employees of the Company or its Affiliates in effect as of the date of this Agreement and disclosed to SPAC (in a detailed manner within the Company’s disclosure schedules); (c) the payment of any bonuses or other sums conditional or relating to the Transactions (for the avoidance of doubt, other than payment to auditors, legal counsel or institutional service providers, engaged by any of the Group Companies); (d) the entry into any transaction other than on arm’s length terms in the Ordinary Course of Business (unless it is expressly provided for under this Agreement or the other Transaction Agreements or entered into at the written request of SPAC); (e) any non-contractual payment to directors, officers or employees of any Group Company, except for reimbursements in the Ordinary Course of Business; (f) any amount paid to directors, officers or employees of any Group Company as a bonus or like payment, except to the extent that such bonuses or like payments were in the ordinary course of their engagement with such Group Company and were not in relation to the Transactions; (g) the granting of any waiver or release of any sum or obligation due to any Group Company; (h) the transfer or surrender of any asset or assumption of a liability, in each case from or by any Group Company, unless it is at a fair market value and made in the Ordinary Course of Business; (i) the sale of any asset of any Group Company, or the purchase of any asset by any Group Company, other than at fair market value in the Ordinary Course of Business; (j) the making of any gift or other gratuitous payment; (k) the granting of any increase of remuneration of any director, officer or employee of any Group Company; (l) the entry into by any Group Company of a guarantee or indemnity relating to the obligation of a third party other than another Group Company, other than standard commercial indemnities in the Ordinary Course of Business; (m) the payment of any management, monitoring, supervisory or similar fees by any Group Company; (n) the repurchase, repayment or redemption of any share capital or equity interest of any Group Company; (o) the forgiveness or waiver of any debt or obligation of, or claim outstanding against, a third party (other than any of the Group Companies), other than of customer obligations in the Ordinary Course of Business; (p) any agreement or arrangement to do or give effect to any of the foregoing or (q) any income, payroll or other Taxes paid, incurred or accrued by any Group Company as a result of or with respect to any of the foregoing.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” is defined in Section 2.09(a).

“Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to any of the Group Companies (or which any of the Group Companies has the right to use).

“Lien” shall mean any mortgage, pledge, security interest, shared interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Listing Exchange” shall mean Nasdaq or such other national securities exchange that may be mutually agreed upon by the Parties.

“Marketing Agreement” is defined in Section 6.24.

“Material Suppliers” is defined in Section 3.20(a)(ii).

“Meitar” is defined in Section 10.16(b).

“Merger” is defined in the Recitals hereto.

“Merger Consideration” shall mean 6,250,000 SPAC Class A Shares issuable upon the Effective Time in consideration for the Company Ordinary Shares and the Company Preferred Shares pursuant to Section 2.06.

“Merger Proposal” is defined in Section 6.03.

“Merger Sub” is defined in the Preamble hereto.

“Nasdaq” is defined in Section 4.10.

“NIS” shall mean New Israeli Shekel.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” shall mean any Software that is licensed or distributed (a) as “free software” (as defined by the Free Software Foundation); (b) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT License, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (c) under Copyleft Terms.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means, with respect to the Company, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Original Registration Rights Agreement” is defined in the Recitals hereto.

“Outside Date” is defined in Section 8.01(b).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned, in whole or in part, by any of the Group Companies, and includes Group Company Software.

“Owned Real Property” shall mean all real property owned or purported to be owned, in whole or in part, by any of the Group Companies.

“Parties” is defined in the Preamble hereto.

“Party” is defined in the Preamble hereto.

“Payor” is defined in Section 2.12.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” is defined in Section 6.21.

“PCAOB Financial Statements” is defined in Section 6.21.

“Per Company Preferred Share Merger Consideration” is defined in Section 2.06(c).

“Per Company Ordinary Share Merger Consideration” is defined in Section 2.06(b).

“Permitted Lien” shall mean (a) Liens for current period Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are appropriately and sufficiently reserved for on the Financial Statements in accordance with U.S. GAAP; (b) statutory and contractual Liens of landlords with respect to leased real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) in the case of Intellectual Property, non-exclusive licenses granted to customers, suppliers, distributors, or vendors in the ordinary course; (f) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information,” “protected health information,” or “PII”) provided by applicable Legal Requirement, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy and Security Policies and Procedures” is defined in Section 3.18(d).

“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, to the extent applicable, the Federal Trade Commission Act, the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Virginia Consumer Data Protection Act, the Israeli Protection of Privacy Law, 5741-1981 and the rules and regulations promulgated thereunder, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Legal Requirements relating to marketing, advertising and breach notification in connection with Personal Information.

“Private Placement Warrants” shall mean those warrants that were part of the units purchased by the SPAC Sponsor in a private placement that occurred simultaneously with the completion of the SPAC’s IPO and are subject to the Warrant Agreement.

“Promissory Note Cap” is defined in Section 6.24.

“Proxy Clearance Date” is defined in Section 6.01(a)(i).

“Proxy Statement/Prospectus” is defined in Section 6.01(a)(i).

“Public Warrants” shall mean those warrants that were part of the units issued as part of the SPAC’s IPO and are subject to the Warrant Agreement.

“Reference Date” shall mean December 31, 2021.

“Reference Price” shall mean $10.00.

“Registration Shares” is defined in Section 6.01(a)(i).

“Registration Statement” is defined in Section 6.01(a)(i).

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” of a Person shall mean such Person’s employees, agents, officers, directors, managers, representatives and advisors.

“Required SPAC Shareholder Matter” is defined in Section 6.01(a)(i).

“Requisite Majority” shall mean the votes required to obtain the Company Shareholder Approval pursuant to the Company’s articles of association, as in effect as of the relevant Company Shareholder Approval date and/or any applicable law (including without limitation, the ICL).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (including Crimea, Cuba, Donetsk, Iran, Lebanon, Luhansk, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, Israel,; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC, the U.S. Department of Commerce or the U.S. Department of State, the United Nations Security Council, or Israel.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 14 Arrangement” is defined in Section 3.12(a).

“Section 102” shall mean section 102 of the Israeli Tax Ordinance.

“Section 102 Options” shall mean Company Options granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 RSU” shall mean Company RSUs granted and subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance.

“Section 102 Shares” shall mean Company Ordinary Shares issued upon the exercise of Section 102 Options or granted subject to tax under Section 102(b)(2) or 102(b)(3) (if applicable) of the Israeli Tax Ordinance and held by the Section 102 Trustee pursuant to the Israeli Tax Ordinance.

“Section 102 Trustee” shall mean Altshuler Shacham Trusts Ltd., an Israeli company, which serves as the trustee of the Company’s equity incentive plan and the awards granted thereunder pursuant to Section 102(b) of the Israeli Tax Ordinance.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Law” shall mean the Israeli Securities Law, 5728-1968.

“Software” shall mean any and all (a) computer software, applications, and programs (whether in source code, object code, human readable form or other form), including software compilations, application programming interfaces, mobile applications, algorithms, user interfaces, firmware, development tools, templates, menus, buttons, icons, (b) deep learning, machine learning, and other artificial intelligence technologies (collectively, “AI/ML”), and (c) all documentation, including user manuals and training materials, related to any of the foregoing or associated therewith, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof.

“SPAC” is defined in the Preamble hereto.

“SPAC Board” is defined in the Recitals hereto.

“SPAC Business Combination” is defined in Section 6.14(b).

“SPAC Class A Shares” is defined in Section 4.02(a).

“SPAC Class B Shares” is defined in Section 4.02(a).

“SPAC D&O Indemnified Party” is defined in Section 6.16(b)(i).

“SPAC D&O Tail” is defined in Section 6.16(b)(ii).

“SPAC Disclosure Letter” is defined in Article IV.

“SPAC Founders Shares” means the 2,875,000 shares of SPAC issued to the SPAC Sponsor prior to SPAC’s IPO, which were initially issued as SPAC Class B Shares, and of which, as of the date of this Agreement, 2,874,999 shares have already been converted into SPAC Class A Shares, and one (1) share remains a SPAC Class B Share.

“SPAC Group” is defined in Section 10.16(a).

“SPAC Material Adverse Effect” shall mean any state of facts, change, circumstance, occurrence, event or effect, that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the financial condition or results of operations of SPAC or Merger Sub (as applicable), taken as a whole; or (b) has prevented or materially delayed or impaired, or is reasonably likely to prevent or materially delay or impair, the ability of SPAC or Merger Sub (as applicable) to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect on or in respect of SPAC or Merger Sub (as applicable) pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19 or any COVID-19 Measures) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (iv) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (v) changes in U.S. GAAP (or any interpretation thereof) after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities or financial markets (including changes in interest or exchange rates); (vii) events or conditions generally affecting special purposes acquisition companies; (viii) any failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that the underlying facts and circumstances resulting in such failure has resulted in a SPAC Material Adverse Effect; or (ix) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if any state of facts, developments, changes, circumstances, occurrences, events or effects related to clauses (i), (ii), (iv), (v), (vi) or (vii) above disproportionately and adversely affect the financial condition or results of operations of SPAC or Merger Sub (as applicable), taken as a whole, relative to similarly situated companies in the industries in which SPAC or Merger Sub (as applicable) conducts its operations, then such impact shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred.

“SPAC Minimum Net Cash Requirement” is defined in the Recitals hereto.

“SPAC Preferred Shares” is defined in Section 4.02(a).

“SPAC Privileged Communications” is defined in Section 10.16(a).

“SPAC SEC Reports” is defined in Section 4.06(a).

“SPAC Shareholder Matters” is defined in Section 6.01(a)(i).

“SPAC Shareholder Redemption” is defined in Section 6.01(a)(i).

“SPAC Shareholders” is defined the Recitals hereto.

“SPAC Shares” is defined in Section 4.02(a).

“SPAC Sponsor” shall mean Moringa Sponsor, L.P., a Cayman Islands exempted limited partnership.

“SPAC Units” shall mean equity securities of SPAC each consisting of one share of SPAC Class A Shares and one-half of one Public Warrant.

“SPAC Warrants” is defined in Section 4.02(a).

“Special Meeting” is defined in Section 6.01(b).

“Sponsor Support Agreement” is defined in the Recitals hereto.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean any and all Israeli and U.S. federal, state, local and other taxes, including, gross receipts, income, corporate, capital gains, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, national insurance, health, excise, property, land betterment, purchase, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges in the nature of a tax, in each case, imposed by a Governmental Entity, (whether disputed or not) together with all interest, penalties, and additions imposed by a Governmental Entity with respect to (or in lieu of) any such amounts.

“Tax Incentive Program” is defined in Section 4.14(r).

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, election, estimation, form, information return, disclosure or other document (including estimated Tax returns and reports, withholding Tax returns and reports) filed, or required to be filed, with (or submitted to) any Governmental Entity with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Agreements” shall mean this Agreement, the Amended Registration Rights and Lock-Up Agreement, the Amended and Restated Articles, the Company Support Agreement, the Sponsor Support Agreement, the Convertible Loan Financing Subscription Agreements, the A&R Sponsor Promissory Note and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means, to the extent not paid prior to Closing, all out-of-pocket fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party incurred by such Party or on its behalf in connection with the consummation of the Transactions or related to the authorization, preparation, negotiation, execution and performance of this Agreement, including the preparation, printing and mailing of the Registration Statement and the Proxy Statement/Prospectus, and such other fees, costs and expenses of counsel, accountants, investment bankers, experts and consultants to a Party incurred by such Party as specified in Schedule 1.01(c).

“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Merger.

“Transfer Taxes” is defined in Section 6.17(a).

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” is defined in Section 4.11(a).

“Trust Agreement” is defined in Section 4.11(a).

“Trust Termination Letter” is defined in Section 6.08.

“Unaudited Financial Statements” is defined in Section 3.07(a).

“Valid Tax Certificate” shall mean a certification or ruling (which, for the avoidance of doubt, solely with respect to (a) Company Shareholders whose Company Shares (in whole or in part) originate from conversion of convertible securities, convertible loans (including the Company Loans), convertible instruments, SAFEs and like instruments; (b) any Person that is, or has ever been, subject to any holdback or reverse vesting mechanism; (c) any Person whose Company Shares, Convertible Loan Shares or Company Options are held by a trustee or nominee; or (d) any person with respect to which consideration is paid pursuant to this Agreement to a trustee or nominee, includes SPAC’s opportunity to review and comment on the application to the ITA before submission, which comments shall be considered in good faith by such holder) or any other written instructions regarding Tax withholdings issued by the ITA, in form and substance reasonably acceptable to the Exchange Agent or anyone on their behalf, including an Israeli sub-paying agent, that is applicable to the payments or other consideration to be made to any Person pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or other consideration or providing any other instructions regarding Tax withholding. For the avoidance of doubt, a certificate issued under the Income Tax Regulations (Withholding from Payments for Services or Assets), 5737-1977 shall not be considered a Valid Tax Certificate.

“VAT” is defined in Section 3.14.

“WARN Act” is defined in Section 3.12(h).

“Warrant Agreement” shall mean the Warrant Agreement, dated as of February 19, 2021, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Withholding Drop Date” is defined in Section 2.12(b).

Article II
THE MERGER

Section 2.01  Merger. (a) At the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) will be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, or any statutory re-enactment or modification thereof being in force at the time, the “ICL”), whereupon the separate corporate existence of Merger Sub will cease and the Company will continue its existence under the ICL as the surviving corporation and become a wholly-owned subsidiary of SPAC, on the terms and subject to the conditions set forth in this Agreement.

(b)  From and after the Effective Time, the Company will possess all the rights, powers, privileges, properties and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub, all as provided under the ICL.

Section 2.02  Closing. Unless this Agreement has been terminated pursuant to Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (the “Closing”) will occur at a time and date to be specified in writing by the Parties which will be no later than three (3) Business Days after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 2.03  Effective Time. (a) As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall, in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger, setting forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”), after another notice that the Closing has occurred is served to the Companies Registrar, which the Parties shall deliver on the Closing Date.

(b)  The Merger will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such time as the Merger becomes effective being the “Effective Time”).

Section 2.04  Merger Governing Documents. Immediately prior to the Effective Time, the articles of association of SPAC will be amended and restated in their entirety in a form of public company articles of association to be mutually agreed by SPAC and the Company (the “Amended and Restated Articles”) until thereafter changed or amended as provided therein or by applicable law.

Section 2.05  Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or until their earlier death, resignation or removal in accordance with law and the applicable Governing Documents, the directors and officers of SPAC and the Company shall be the directors and officers as determined in accordance with in Section 6.19.

Section 2.06  Effect on Company and Merger Sub Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holders of Company Shares or capital stock of Merger Sub:

(a)  Deemed Transfer of Certain Company Shares. All Company Ordinary Shares or Company Preferred Shares that are owned by the Company or any wholly owned subsidiary of the Company (collectively, “Company Treasury Shares”) immediately prior to the Effective Time, if any, shall be deemed to have been transferred to SPAC and no consideration shall be delivered or deliverable in exchange therefor.

(b)  Conversion of Company Ordinary Shares. Each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (except for Company Treasury Shares and including, for the avoidance of doubt, any outstanding Company Ordinary Shares issued upon conversion of the Company Loans, to the extent issued and outstanding at the Effective Time or issuable upon Closing, as set out below) will, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to SPAC and automatically deemed for all purposes to represent only the right to receive a number of SPAC Class A Shares equal to the Equity Exchange Ratio (the “Per Company Ordinary Share Merger Consideration”), and as of the Effective Time, each holder thereof shall cease to have any other rights in or to the Company. Notwithstanding anything in the Agreement, the Per Company Ordinary Share Merger Consideration issuable to holders of Section 102 Shares shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(c)  Conversion of Company Preferred Shares. Each Company Preferred Share issued and outstanding immediately prior to the Effective Time (except for Company Treasury Shares and including, for the avoidance of doubt, any outstanding Company Preferred Shares issued upon the exercise of Company Warrants, to the extent issued and outstanding at the Effective Time, as set out below) will, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, automatically be deemed to have been transferred to SPAC and automatically deemed for all purposes to represent only the right to receive a number of SPAC Class A Shares equal to the Equity Exchange Ratio (the “Per Company Preferred Share Merger Consideration”), and as of the Effective Time, each holder thereof shall cease to have any other rights in or to the Company.

(d)  Treatment of Company Warrants. Unless otherwise exercised into Company Shares prior to the Effective Time (including by way of exercise on a net-issuance (‘cashless’) basis), each Company Warrant issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, be assumed by SPAC, and each such Company Warrant shall be converted into a warrant to purchase SPAC Class A Shares (each, a “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to the same terms and conditions as were applicable to such Company Warrant immediately before the Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Warrant shall be exercisable for that number SPAC Class A Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company Warrant immediately before the Effective Time multiplied by (B) the Equity Exchange Ratio, and (ii) the per share exercise price for each Company Share issuable upon exercise of the Converted Warrant shall be equal to the quotient obtained by dividing (A) the exercise price per Company Share of such Company Warrant immediately before the Effective Time by (B) the Equity Exchange Ratio. Unless otherwise exercised at such time, prior to the Closing, the SPAC will reserve for issuance the number of SPAC Class A Shares that will be issuable upon exercise of the Converted Warrants and, if and when a Converted Warrant is exercised, the SPAC shall issue or cause to be issued the appropriate number of SPAC Class A Shares.

(e)  Conversion of Merger Sub Shares. At the Effective Time, each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist and be deemed as having been automatically and without further action cancelled, and the Company Shares shall constitute the only outstanding share capital of Company (post Closing) as of immediately after the Effective Time.

Section 2.07  Treatment of Company Options and Company RSUs.

(a)  Immediately prior to the Effective Time, all outstanding Company Options shall be accelerated and become fully vested. At the Effective Time, all of the Company Options outstanding immediately prior to the Effective Time will, automatically and without any action on the part of any Company Optionholder or beneficiary thereof, be assumed by SPAC, and each such Company Option shall be converted into an option to purchase SPAC Class A Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to the same terms and conditions (including the terms and conditions set forth in the Company Option Plan, as amended, and the applicable option agreement) as were applicable to such Company Option immediately before the Effective Time (including expiration date and exercise provisions), except that: (i) each Converted Option shall be exercisable for that number of SPAC Class A Share equal to the product (rounded down to the nearest whole number) of (A) the number of Company Ordinary Shares subject to the Company Option immediately before the Effective Time multiplied by (B) the Equity Exchange Ratio; and (ii) the per share exercise price for each SPAC Class A Share issuable upon exercise of the Converted Option shall be equal to the quotient obtained by dividing (A) the exercise price per Company Ordinary Share of such Company Option immediately before the Effective Time by (B) the Equity Exchange Ratio. Without derogating from the generality of the foregoing, with respect to Converted Options substituting any Company Option that is a Section 102 Option, consistent with the terms of the Israeli Option Tax Ruling (i) such Converted Options shall continue to be classified under the same tax arrangement and (ii) such Converted Options shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(b)  At the Effective Time, all Company RSUs outstanding immediately prior to the Effective Time will, automatically and without any action on the part of any Company RSUholder or beneficiary thereof, be assumed by SPAC, and each such Company RSU shall be converted into an RSU over SPAC Class A Shares (each, a “Converted RSU”). Each Converted RSU shall continue to have and be subject to the same terms and conditions (including the terms and conditions set forth in the Company Option Plan, as amended, and the applicable RSU agreement) as were applicable to such Company RSU immediately before the Effective Time (including vesting schedule), except that each Converted RSU shall be convertible into that number of SPAC Class A Shares equal to the product (rounded down to the nearest whole number) of (A) the number of Company Shares subject to the Company RSU immediately before the Effective Time multiplied by (B) the Equity Exchange Ratio. Without derogating from the generality of the foregoing, with respect to Converted RSUs substituting any Company RSU that is a Section 102 RSU, consistent with the terms of the Israeli Option Tax Ruling, (i) such Converted RSUs shall continue to be classified under the same tax arrangement and (ii) such Converted RSUs shall be deposited with the Section 102 Trustee in accordance with the provisions of Section 102 and the Israeli Option Tax Ruling.

(c)  Following the Effective Time, the Company shall deliver to each Company Awardholder a notice, in a form reasonably acceptable to SPAC, setting forth the effect of the Merger on such Company Awardholder’s Company Options and/or Company RSUs and describing the treatment of such Company Options and Company RSUs in accordance with this Section 2.07.

(d)  Prior to the Effective Time, the Company shall, to the extent required under the terms of the Company Option Plan: obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Section 2.07; and (ii) ensure that after the Effective Time neither any holder of Company Options and/or Company RSUs, any beneficiary thereof, nor any other participant in the Company Option Plan shall have any right thereunder to acquire or receive any securities of Company or to receive any payment or benefit with respect to any award previously granted under the Company Option Plan, except as provided in this Section 2.07. At the Effective Time, SPAC shall assume the Company Option Plan, provided that all references to “Company” in the Company Option Plan and the documents governing the Converted Options and Converted RSUs after the Effective Time will be deemed references to SPAC. Prior to the Effective Time, the SPAC shall adopt the New Equity Plan, and from and after the Effective Time, the SPAC shall take all reasonably necessary actions to ensure compliance by SPAC with the Israeli Option Tax Ruling and the provisions of Section 102.

(e)  SPAC will (i) reserve for issuance the number of Ordinary Shares that will become subject to the Converted Options and Company RSUs and (ii) issue or cause to be issued the appropriate number of Ordinary Shares, upon the exercise of the Converted Options or vesting of Converted RSUs. As soon as practicable following the date that is 60 days after the date of filing of the Closing Form 8-K, SPAC will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of Ordinary Shares necessary to fulfill SPAC’s obligations under this Section 2.07. The Company and its counsel shall reasonably cooperate with and assist SPAC in the preparation of such registration statement.

(f)  Immediately prior to the Effective Time, all Company Shares reserved under the pool created for the benefit of the Company Option Plan and remaining unallocated at that time (including as Company Options or RSUs) will be expunged, and the SPAC Board will simultaneously approve the reservation of an agreed amount of SPAC Class A Shares as a pool under the New Incentive Plan, , for future grant to directors, officers, employees and service providers of the combined business (the “New Incentive Plan Pool”).

Section 2.08  Issuance of SPAC Class A Shares. (a) At the Effective Time, SPAC shall issue the SPAC Class A Shares that constitute the Merger Consideration.

(b)  Notwithstanding anything in this Agreement, no fraction of a SPAC Class A Share will be issued by virtue of the Merger, and the Persons who would otherwise be entitled to a fraction of a SPAC Class A Share shall receive from SPAC, in lieu of such fractional share, and to the extent a fractional SPAC Class A Share is issuable as part of the Merger Consideration after aggregating all fractional SPAC Class A Shares, that otherwise would be received by such shareholder, one SPAC Class A Share.

(c)  The number of SPAC Class A Shares that each Person is entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into SPAC Class A Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Shares occurring on or after the date hereof and prior to the Closing.

Section 2.09  Exchange Procedures. (a) Following the date hereof and prior to the Effective Time, the SPAC shall appoint Continental Stock Transfer & Trust Company or another mutually agreed and qualified exchange agent and anyone on its behalf, including, if and as applicable, an Israeli sub-paying agent, to act as the exchange agent in connection with the Merger (the “Exchange Agent”). Promptly after the appointment of the Exchange Agent, SPAC shall cause the Exchange Agent to mail to each holder of record of Company Shares entitled to receive Merger Consideration pursuant to this Article II, a letter of transmittal, in a form and substance reasonably acceptable to the Company and SPAC (a “Letter of Transmittal”), and instructions for use in effecting, among other things, the surrender of the certificates evidencing Company Shares, in physical or electronic form, as the case may be (the “Certificates”), in exchange for the applicable portion of Merger Consideration payable to such holder. The Exchange Agent shall: (i) at or promptly following the Effective Time, issue to each holder of record of Company Shares entitled to receive Merger Consideration pursuant to this Article II that, at least three (3) Business Days prior to the Closing Date, has delivered a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, the applicable portion of the Merger Consideration with respect to such Company Shares and all Certificates (if applicable) shall forthwith be canceled; and (ii) following the Effective Time, with respect to any holder of record of Company Shares entitled to receive Merger Consideration pursuant to this Article II that did not receive Merger Consideration pursuant to clause (i), no later than three (3) Business Days after receipt of a Certificate (if applicable) and a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, issue to the holder of such Company Shares the applicable portion of the Merger Consideration with respect to such Company Shares and all Certificates (if applicable) shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Company Shares (other than Company Treasury Shares and Company Shares canceled pursuant to this Article II) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable portion of the Merger Consideration. If after the Effective Times, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided pursuant to this Article II. Notwithstanding anything to the contrary in this Section 2.09(a), (i) the portion of the Merger Consideration that shall be issued with respect to Section 102 Shares will be deposited with the Section 102 Trustee for the benefit of each beneficiary holder in accordance with the Israeli Option Tax Ruling and Section 102; and (ii) if the 104H Tax Ruling or 104H Interim Tax Ruling is sought by the Company in accordance with Section 6.04, the portion of the Merger Consideration that shall be issued with respect to the Company Shares of the Electing Holders will be deposited with the 104H Trustee for the benefit of each Electing Holder.

(b)  If any portion of the Merger Consideration is to be issued to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such issuance that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)  Any Merger Consideration held by the Exchange Agent remaining unclaimed by a holder of Company Shares three years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable law, the property of SPAC free and clear of any claims or interest of any Person previously entitled thereto.

(d)  No dividends or other distributions declared or made after the Effective Time with respect to the Company Shares with a record date after the Effective Time shall be paid to the holder of any un-surrendered Certificate with respect to the Company Shares issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate.

(e)  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the applicable portion of the Merger Consideration to be issued in respect of the Company Shares formerly represented by such Certificate in accordance with this Agreement.

Section 2.10  Certificates.

(a)  Company Securityholder Allocations Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company Securityholder Allocations, which shall be final and binding on the Parties.

(b)  Company Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC written notice setting forth the Company’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the Company (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

(c)  SPAC Expenses Certificate. Not later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth SPAC’s good faith estimate, as of the Closing, of the unpaid Transaction Expenses of the SPAC (including a list of all such unpaid expenses together with written invoices and wire transfer instructions for the payment thereof).

Section 2.11  U.S. Tax Treatment of the Transactions. (a) It is intended by the Parties that, for U.S. federal, state and local income Tax purposes, (i) the Merger shall be treated in accordance with the Intended Tax Treatment.

(b)  For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax purposes that follow the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the Intended U.S. Tax Treatment and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.12  Withholding Taxes.

(a)  Notwithstanding anything in this Agreement to the contrary, Exchange Agent, SPAC, the 104H Trustee, the Section 102 Trustee, their respective Affiliates, and any other applicable withholding agent (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable or other consideration deliverable pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment or delivery of such consideration under applicable Legal Requirements. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(b)  Notwithstanding the provisions of Section 2.12(a), but subject to the provisions of the 103K Tax Ruling, the 104H Tax Ruling or the 104H Interim Tax Ruling, as applicable, with respect to Israeli Taxes, and in accordance with the undertaking provided prior to Closing by the Exchange Agent or anyone on its behalf to SPAC, as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), any payment payable or other consideration deliverable pursuant to this Agreement to any recipient (excluding payments pursuant to this Agreement with respect to Section 102 Options, Section 102 RSUs, Section 3(i) Options or Section 102 Shares) shall be paid or delivered to and retained by the Exchange Agent, in each case for the benefit of such payment recipient for a period of 365 days from the Closing Date or an earlier date required in writing by such payment recipient (the “Withholding Drop Date”), during which time unless requested otherwise by the ITA or by the payment recipient, no payments or other consideration shall be made by the Exchange Agent to any payment recipient and no amounts for Israeli Taxes shall be withheld from the payments or other consideration deliverable pursuant to this Agreement, except as provided below and during which time each payment recipient may obtain a Valid Tax Certificate.

(c)  If a payment recipient delivers, no later than five (5) Business Days prior to the Withholding Drop Date, a Valid Tax Certificate to the Exchange Agent, determining such recipient’s tax liability, the Exchange Agent shall withhold and transfer to the ITA such amount of withholding due from such recipient as specified in such Valid Tax Certificate, and shall pay to such recipient only the balance of the payment due to such recipient that is not so withheld.

(d)  If any payment recipient either (A) does not provide the Exchange Agent with a Valid Tax Certificate by no later than five (5) Business Days before the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his, her or its portion of the consideration payable or otherwise deliverable prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate no later than five (5) Business Days before such time, then then Israeli Tax will be withheld from such recipient’s portion of the consideration as determined by SPAC and the Exchange Agent in accordance with the Israeli Tax Ordinance, which amount shall be delivered to the ITA by the Exchange Agent and the Exchange Agent shall pay to such recipient the balance of the payment due to such recipient that is not so withheld.

(e)  Notwithstanding anything to the contrary in this Agreement, if the 103K Tax Ruling or the 104H Tax Ruling or the 104H Interim Tax Ruling, as the case may be, shall be obtained and delivered to SPAC and its Israeli advisors prior to the applicable withholding date in form and substance reasonably acceptable to SPAC, then the provisions of such ruling shall apply and all applicable withholding procedures with respect to the Company Shareholders or Electing Holders, as applicable, shall be made in accordance with the provisions of Section 103K or Section 104H of the Israel Tax Ordinance and provisions of such ruling, as applicable. For the avoidance of doubt, it is being clarified that the 103K Tax Ruling or the 104H Tax Ruling or the 104H Interim Tax Ruling, as the case may be, as well as any letter of transmittal used in the process (if any), shall reflect, include or refer to the actual holdings of the Company Securityholders and such holdings shall be approved by such Company Securityholders as a condition for the payment/release of Shares.

(f)  Notwithstanding the above, any consideration paid or issued to a holder of Company Options, Section 102 RSUs or Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance on the 16th day of the calendar month following the month during which the Closing occurs, unless prior to the 16th day of the calendar month following the month during which the Closing occurs, (i) with respect to Section 102 Options, Section 3(i) Options, Section 102 RSUs and Section 102 Shares, the Israeli Option Tax Ruling shall have been obtained, in which case, SPAC or the Company, or any Person acting on their behalf, will act in accordance with the Israeli Option Tax Ruling; (ii) with respect to holders of Company Options that are not residents of Israel for Tax purposes, are engaged by a non-Israeli resident Company Subsidiary and who were granted such Company Options and/or Company RSUs in consideration for work or services performed solely outside of Israel (provided that any such holder provides SPAC with a validly executed residency declaration in a form mutually agreed by SPAC and the Company, provided that, if the ITA prescribes such a form, including in connection with any tax ruling given in connection with the Transactions, then such form shall be used), the Converted Options and Converted RSUs shall be issued to the applicable non-Israeli resident, and (iii) with respect to any holder of Company Options and/or Company RSUs which does not fall under sub-sections (i) and (ii) above, a Valid Tax Certificate was provided.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to SPAC and Merger Sub as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 3.01  Organization and Qualification.  The Company (a) is a limited liability company duly formed, validly existing and in good standing under the applicable Legal Requirements of the State of Israel, (b) is not a “breaching company” (within the meaning of Section 362.A of the ICL) and no proceedings have been commenced to strike the Company from the registry of companies maintained by the Companies Registrar, and (c) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of the Company as currently in effect, have been made available to SPAC. The Company is not in violation of any of the provisions of the Company’s Governing Documents.

Section 3.02  Company Subsidiaries. (a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 3.02(a) of the Company Disclosure Letter (the “Company Subsidiaries” and each a “Company Subsidiary”). The Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens).  Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)  Each Company Subsidiary is duly incorporated, formed or organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Governing Documents of each Company Subsidiary, as amended and currently in effect, have been made available to SPAC.  No Company Subsidiary is in violation of any of the provisions of its Governing Documents.

(c)  All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable, (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in compliance in all material respects with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.

(d)  There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

Section 3.03  Capitalization of the Company. (a) Schedule 3.03(a) of the Company Disclosure Letter sets forth, as of the date hereof, (i) the authorized share capital of the Company, (ii) the number, class and series of Company Shares (including any such Company Shares issued on the date hereof but subsequent to the execution of this Agreement) owned by each holder thereof, together with the name of each registered holder thereof and which Company Ordinary Shares are Section 102 Shares, and the date of deposit of the Section 102 Share with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the grant agreement with the Section 102 Trustee, (iii) a list of all holders of outstanding Company Options and Company RSUs, including the number of Company Ordinary Shares subject to each such Company Option and Company RSU, the grant date, and exercise price for such Company Option, the extent to which such Company Option and Company RSU is vested and exercisable and the date on which such Company Option expires, whether each such Company Option and Company RSU is a Section 102 Option or Section 102 RSU, including the applicable sub-section of Section 102, and for Section 102 Options and Section 102 RSUs, the date of deposit of such Company Option or Company RSU with the Section 102 Trustee, including the date of deposit of the applicable board or committee resolution and the date of deposit of the grant agreement with the Section 102 Trustee, and (iv) a list of all holders of outstanding Company Warrants, including the number of Company Shares issuable upon the exercise of each Company Warrant.

(b)  Except for currently outstanding Company Options and Company RSUs which have been granted to employees, consultants or directors pursuant to the Company Option Plan, Company Warrants or as disclosed on Schedule 3.03(b) of the Company Disclosure Letter or otherwise pursuant to the Company’s articles of association, as may be amended, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any equity securities of the Company or any of its Subsidiaries.

(c)  All issued and outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement, and the shares resulting from the Convertible Loan Financing) are, and all Company Shares which may be issued pursuant to the exercise or conversion of Company Options, Company RSUs, Company Warrants and Company Preferred Shares, when issued in accordance with the terms of the Company Options, Company Warrants and Company Preferred Shares, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable, (ii) not subject to any preemptive rights created by statute, the Company’s Governing Documents or any agreement to which the Company is a party, and (iii) other than as set forth in the Company’s Governing Documents, free of any Liens. All issued and outstanding Company Shares, Company Options, Company RSUs, Company Warrants and Company Preferred Shares (including those that will be issued immediately following the execution of this Agreement) were issued in compliance in all material respects with applicable Legal Requirements.

(d)  No outstanding Company Shares (including those that will be issued immediately following the execution of this Agreement) are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Group Company or any of its securities.

(e)  All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Governing Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Legal Requirements.

(f)  Except in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.

(g)  Except as provided for in this Agreement, as a result of the consummation of the Transactions, no share capital, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h)  No Group Company has any Indebtedness. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the Payment Protection Program.

(i)  The Company has taken the actions necessary, including by way of amending any outstanding Company Loans, to cause each Company Loan to be automatically converted prior to the Effective Time into Company Ordinary Shares pursuant to the terms of such Company Loans (as may be amended) (the “Company Loan Conversion”). Upon the Company Loan Conversion, all of the Company Loans so converted into Company Ordinary Shares shall (i) be canceled, (ii) no longer be outstanding and (iii) cease to exist, and no payment or distribution shall be made with respect thereto, and each holder of Company Loans shall thereafter cease to have any rights with respect to such Company Loans (other than the right to receive the Per Company Ordinary Share Merger Consideration pursuant to Section 2.06(b) in respect of the Company Ordinary Shares received by the respective holder of the Company Loan in the Company Loan Conversion).

Section 3.04  Authority Relative to this Agreement. The Company has all requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all corporate action on the part of the Company (including the approval by its board of directors), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than receipt of the Requisite Majority approval. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 3.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, and the consummation of the Transactions will not: (i) conflict with or violate any Group Company’s Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.05(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of any of the Group Companies pursuant to, any Contracts, except with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b)  The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the issuance of the Certificate of Merger; (ii) the filing and effectiveness of the Registration Statement that includes the Proxy Statement/Prospectus in accordance with the Securities Act and the Exchange Act; (iii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder; (iv) the filing of the IIA Notice; (v) the receipt of the ISA Exemptions, (vi) the filing of any notifications required pursuant to Antitrust Laws, and the expiration of the required waiting periods thereunder; and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.

Section 3.06  Compliance; Approvals. Each of the Group Companies has since the Reference Date complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements.  To the Knowledge of the Company, no notice of non-compliance with any applicable Legal Requirements has been received by any of the Group Companies since the Reference Date.  Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted except for failures to possess such Approvals which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole or reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of the Company to perform its obligations under this Agreement or the other Transaction Agreements. Each Approval held by the Group Companies is valid, binding and in full force and effect in all material respects. None of the Group Companies (i) is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) has received any notice in writing from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.07  Financial Statements.

(a)  The Company has made available to SPAC true and complete copies of: (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of the Group Companies for the fiscal years then ended (collectively, the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2023 and the related consolidated statements of operations, shareholders’ deficit and cash flows of the Group Companies for the fiscal year then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the financial position of the Group Companies, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S. generally accepted accounting principles (“U.S.  GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to audit adjustments that will not be material in amount or effect); (iii) were prepared from, and are in accordance with, the books and records of the Group Companies and (v) in the case of the Audited Financial Statements, were audited in accordance with the standards of the PCAOB.

(b)  To the Knowledge of the Company, since the Reference Date, the Company has established and maintained a system of internal controls sufficient to provide reasonable assurance (i) that transactions are executed in accordance with management’s authorizations, (ii) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (iii) that transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (v) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (y) “material weakness” in the internal controls over financial reporting of the Group Companies or (z) fraud, whether or not material, that involves management or other employees of the Group Companies who have a role in the internal controls over financial reporting of the Group Companies.

(c)  There are no outstanding loans or other extensions of credit made by the Group Companies to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)  None of the Group Companies is a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among the Company and any of the Group Companies, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(e)  None of the Group Companies has stopped paying, for any material duration, its debts as they fall due.

Section 3.08  No Undisclosed Liabilities. The Group Companies have no material liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise), except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements; (b) liabilities arising in the Ordinary Course of Business since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Agreements; and (d) obligations for future performance under any Contract to which any Group Company is party or bound (unrelated to any breach or violation thereof).

Section 3.09  Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2022, each of the Group Companies has conducted its business in the Ordinary Course of Business and there has not been: (a) any Company Material Adverse Effect; or (b) any action taken or agreed upon by any of the Group Companies that would be prohibited by Section 6.01 if such action were taken on or after the date hereof without the consent of SPAC.

Section 3.10  Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there is not, and since the Reference Date there has not been: (a) any pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (b) any pending or, to the Knowledge of the Company, threatened audit, examination or investigation by any Governmental Entity against any Group Company or any of its properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such; (c) any pending or threatened Legal Proceeding by any Group Company against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on any Group Company; and (e) any Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors, managers or officers of any Group Company with regard to their actions as such.

Section 3.11  Employee Benefit Plans. (a) Schedule 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Employee Benefit Plan, excluding any individual employment or consulting agreement or offer letter that either: (i) is terminable by the Company at will or upon a notice of thirty days or less; or (ii) provides for notice and/or garden leave and/or severance obligations only as required by applicable Legal Requirements, in each case, so long as such agreement or offer letter does not provide for: (A) severance, notice, garden leave or any similar obligations beyond those required by applicable Legal Requirements; (B) transaction or retention bonuses or change in control payments; or (C) Tax gross-ups; provided, however that a form of any such excluded agreement or offer letter is required to be listed.

(b)  With respect to each Employee Benefit Plan, the Company has provided a true, correct and complete copy of the following documents, to the extent applicable, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof: (i) the current plan documents and any amendments thereto and any related trust documents, insurance contracts or other funding arrangements; (ii) any other documents which are required to be filed with any regulatory authority together with all other tax clearances and approvals necessary to obtain favorable tax treatment for the Employee Benefit Plan; and (iii) any non-routine correspondence with any Governmental Entity regarding any Employee Benefits Plan during the past three (3) years.

(c)  Each Employee Benefit Plan that is or was established, maintained or administered by the Company has, since the Reference Date, been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirements.  No Group Company nor, to the Knowledge of the Company, any other Person has made any binding commitment to materially modify, change or terminate any Employee Benefit Plan after the date hereof, other than with respect to a modification, change or termination required by this Agreement.

(d)  None of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retirement health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required pursuant to relevant Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(e)  With respect to any Employee Benefit Plan established or maintained by the Company or, to the Company’s Knowledge, any other Employee Benefit Plan, no actions, suits, claims (other than routine claims for benefits in the Ordinary Course of Business), audits, proceedings or lawsuits are pending, or, to the Knowledge of the Company, threatened against any Employee Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Benefit Plan with respect to the operation thereof.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, officer, contractor or director of the Company or its subsidiaries under any Employee Benefit Plan; or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan.

(g)  The Company maintains no obligations under any Employee Benefit Plan to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual.

(h)  Each Employee Benefit Plan subject to the Legal Requirements of any jurisdiction outside the United States (each, a “Foreign Plan”) is listed on Schedule 3.11(h) of the Company Disclosure Letter. With respect to each Foreign Plan: (i) such Foreign Plan has been operated in compliance with the terms of such Foreign Plan and the applicable Legal Requirement of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, and, to the Company’s Knowledge, there are no pending investigations by any Governmental Entity involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan; (ii) all employer contributions to each such Foreign Plan required by applicable Legal Requirements or by the terms of such Foreign Plan have been made, or, if applicable, based on reasonable actuarial assumptions and accrued in accordance with U.S. GAAP; (iii) there are no unpaid amounts past due in respect of any such Foreign Plan in which any Group Company participates; (iv) each such Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory and administrative authorities and is approved by any applicable taxation authorities to the extent such approval is available; (v) to the Knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Plan that would reasonably be expected to adversely affect any such approval or good standing; (vi) each such Foreign Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all applicable Legal Requirements, in each of the foregoing cases except as would not be material to the Group Companies taken as a whole; (vii) no Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements; and (viii) the consummation of the Transactions will not by itself create or otherwise result in any liability with respect to such Foreign Plan.

Section 3.12  Labor Matters. (a) Schedule 3.12(a) of the Company Disclosure Letter contains a complete and accurate list (redacted as required by applicable law) of the following information for each employee and independent contractor of the Group Companies, including each employee on leave of absence or layoff status: job title, department, work location, date of hire, status, actual scope of employment (i.e., full-time, part-time, or temporary), current overtime classification (i.e., exempt or non-exempt), contractual prior notice entitlement, salary and any other compensation and benefits payable, maintained or contributed by or with respect to which any potential liability is borne by the Group Companies (whether now or in the future) to each of the listed employees, including but not limited to the following entitlements: bonus, deferred compensation, commissions, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, shares and any other incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and further education fund), their respective contribution rates and the salary basis for such contributions, whether the individual is party to either (x) a written employment agreement with the Company or any of its Subsidiaries that provides for other than at-will employment or (y) a written independent contractor agreement, with respect to Israeli-based employees whether such employee is subject to the Section 14 arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, the legal source for such application, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), and whether the employee is on a Company-approved leave of absence (and if so, the category of leave, the date on which such leave commenced and the present date of expected return to work). Other than salary increases in the Ordinary Course of Business, performance-based bonuses or other bonus arrangements pursuant to any Group Company’s policies, all of which are detailed in Schedule 3.12(a) of the Company Disclosure Letter, the Group Companies have not made any binding commitments to any of their employees or former employees that are still in effect, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, except as listed in Schedule 3.12(a) of the Company Disclosure Letter. Except as indicated in Schedule 3.12(a) of the Company Disclosure Letter, other than their salaries, the employees of the Group Companies are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Other than as set forth in Schedule 3.12(a) of the Company Disclosure Letter, the employment of each of the employees of the Group Companies is terminable, if not at will, then with no more than one month prior notice. To the Knowledge of the Company, none of the Group Companies currently employs, or has employed in the last seven years, any underaged worker.

(b)  No Group Company is a party to or bound by any labor agreement, works council, collective bargaining agreement or other labor Contract applicable to current or former employees of any Group Company. No employees of the Group Companies are represented by any Company-recognized labor union, labor organization, or works council with respect to their employment with the Group Companies.  There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or Governmental Entity, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the Knowledge of the Company, threatened since the Reference Date.  Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened by any labor organization, work council or group of employees. No collective bargaining agreement is currently being negotiated or required to be negotiated.

(c)  Since the Reference Date, there have been no strikes, work stoppages or slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Group Companies involving any employee or former employee of, or other individual who provided services to, any Group Company. There are no charges, grievances or complaints against any Group Company, in each case related to any alleged unfair labor practice(s), pending or, to the Knowledge of the Company, threatened by or on behalf of any employee, former employee, or labor organization.  There are no continuing obligations of the Group Companies pursuant to the resolution of any such Legal Proceeding that is no longer pending.

(d)  None of the officers, key employees or group of employees of any Group Company (i) has given written notice of any intent to terminate his or her employment with the applicable Group Company and/or (ii) to the Knowledge of the Company, has received an offer which is still valid to join a business that is competitive with the business of the Group Companies.  The Group Companies are in compliance and, to the Knowledge of the Company, each of their employees and consultants are in compliance, with the terms of any employment, nondisclosure, restrictive covenant, and consulting agreements between any Group Company and such individuals, in each case except as would not be material to the Group Companies taken as a whole. None of the Group Companies has a present intention to terminate, or has terminated within the last twelve (12) months, the employment of any officer or key employee. No employee of a Group Company has been granted the right to any compensation following termination of employment with such Group Company except as required by law.

(e)  Each Group Company has complied and is in compliance in all material respects with all employee related notification, information, consultation, co-determination and bargaining obligations arising under any applicable collective bargaining agreement or law.

(f)  Except for extension orders which generally apply to all employees in Israel, no extension orders apply to any employees of any Group Company. The Group Companies have been and are in compliance in all material respects with the terms of applicable extension orders with respect to all their employees.

(g)  To the Knowledge of the Company, no written notice or written complaint has been received by any Group Company since the Reference Date asserting or alleging discriminatory conduct or harassment, including sexual harassment or sexual misconduct against any officer, director or key employee of any Group Company.

(h)  Since the Reference Date, there have been no material complaints, charges, investigations, claims or Legal Proceedings against the Group Companies filed or pending or, to the Knowledge of the Company, threatened based on, arising out of, in connection with or otherwise relating to any employment Legal Requirement, labor matter or employment practice of any Group Company, and the Group Companies have not received any notice of intent by any Governmental Entity responsible for the enforcement of labor and employment laws to conduct or initiate an investigation, audit or Legal Proceeding relating to any employment or labor laws or employment practice of any Group Company. Each Group Company is, and has been since the Reference Date, in material compliance with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, wages and hours, collective bargaining, immigration, benefits, labor relations, harassment, discrimination, civil rights, pay equity, child labor, equal employment opportunity, safety and health, workers’ compensation, COVID-19 protocols, guidance and regulations, and the collection and payment of withholding and/or social security taxes and any similar Tax.

(i)  None of the Group Companies has implemented any layoffs or furloughs due to COVID-19.

(j)  No Group Company is liable for any arrears of wages or related penalties with respect thereto, except in each case as would not be material to the Group Companies taken as a whole.  All amounts that the Group Companies are legally or contractually required to either (i) deduct from the employees’ salaries and/or to transfer to the employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance; or (ii) withhold from their employees’ wages and/or benefits and pay to any Governmental Entity as required by applicable Legal Requirements, including the Israeli Tax Ordinance, have been duly deducted, transferred, withheld and paid, and the Group Companies’ liability towards their employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 Arrangements and contributions to all Employee Benefit Plans are fully funded or if not required by any source to be funded are accrued on the Financial Statements, except as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.

(k)  Each Person who has provided or is providing services to any Group Company has been classified as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Legal Requirements and pursuant to the terms of any Employee Benefit Plan. To the Knowledge of the Company, none of the Group Companies has any liability or obligation under any applicable Legal Requirement or Employee Benefit Plan arising out of improperly classifying such Person as an exempt employee, non-exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and to the Knowledge of the Company no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under applicable Legal Requirements, are payable in the future).

(l)  The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Group Companies are a party or bound. The Group Companies have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, labor organization, or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

(m)  All employees working in China are employed “at will.”

(n)  To the Knowledge of the Company, no activity of any employee of any Group Company has materially breached any employment contract, restrictive covenant, confidentiality agreement, patent disclosure agreement, or other contract between such employee and the Group Company.

Section 3.13  Real Property; Tangible Property.

(a)  The Group Companies do not, and never have, owned any real property.

(b)  Each Group Company has a valid, binding and enforceable leasehold interest under each of the real property leases under which it is a lessee (the “Company Leased Properties”), free and clear of all Liens (other than Permitted Liens) and each of the leases, lease guarantees, agreements and documents related to any Company Leased Properties, including all material amendments, letter agreements, terminations and modifications thereof (collectively, the “Company Real Property Leases”), is in full force and effect. The Company has made available to SPAC true, correct and complete copies of all Company Real Property Leases. No Group Company is in breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The improvements, fixtures, building systems and equipment on the Company Leased Properties are in good condition and repair, subject to reasonable wear and tear. To the Knowledge of the Company, (X) there are no pending condemnation proceedings with respect to any of the Company Leased Properties, and (Y) the current use of the Company Leased Properties does not violate any local planning, zoning or similar land use restrictions of any Governmental Entity in any material respect. No Group Company has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a breach or default by any Group Company under any of the Company Real Property Leases and, to the Knowledge of the Company, no other party is in breach or default thereof, other than such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. As of the date of this Agreement, no party to any Company Real Property Lease has exercised any termination rights with respect thereto. Except as permitted after the occurrence of an event of default thereunder, no party to a Company Real Property Lease has the unilateral right to terminate any of the Company Real Property Leases prior to the end of its current term. Schedule 3.13(b) of the Company Disclosure Letter contains a true and correct list of all Company Real Property Leases. No Person other than the Group Companies has the right to use the Company Leased Properties.

(c)  Each Group Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its tangible assets, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any Company Real Property Lease. The tangible assets (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are currently being used for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put.

Section 3.14  Taxes.

(a)  All income and other material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by or on behalf of each Group Company (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b)  Each of the Group Companies has: (i) complied in all respects with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes; (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entity (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements; and (iii) have timely filed all withholding Tax Returns, for all periods..

(c)  The Financial Statements fairly accrue all material actual and contingent liabilities for Taxes with respect to all periods through the date hereof in accordance with U.S. GAAP. Each Group Company will establish, in the Ordinary Course of Business and consistent with its past practice, reserves adequate for the payment of all material Taxes for the period from the date of the Unaudited Financial Statements through the Closing Date. No Group Company has incurred any liability for material Taxes since the Unaudited Financial Statements date other than in the Ordinary Course of Business consistent with past practice.

(d)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of the Company, verbally) against any Group Company which has not been fully paid or resolved.

(e)  No Tax audit or other examination of or action, suit or proceeding with respect to any Group Company by any Governmental Entity is presently in progress, nor has any Group Company been notified in writing of any (nor to the Knowledge of the Company is there any) request or threat for such an audit or other examination or action, suit, or proceeding in respect of any Tax (including any Tax filing or Tax reporting obligation).

(f)  There are no Liens for any amount of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies. The Group Companies have no material obligation for Taxes toward any Governmental Entity of the United States, including any federal, state or local authority.

(g)  No Group Company: (i) has any material liability for the Taxes of another Person (other than any Group Company), as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which is not related to Taxes) or otherwise pursuant to any applicable Legal Requirements; (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any such agreement the sole parties to which are the Group Companies and excluding commercial agreements entered into in the Ordinary Course of Business and the principal purposes of which is not related to Taxes); or (iii) is or has ever been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes or included on any such Tax Return (excluding any such group or Tax Return solely including the Group Companies).

(h)  No Group Company has consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect.

(i)  No Group Company has received written notice from a Governmental Entity that it (i) has, or has ever had, a permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(j)  Each Group Company is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Legal Requirements to be so registered, and has complied in all material respects with all Legal Requirements relating to such Taxes.

(k)  Each of the Group Companies is, and has since its date of organization been, treated as a corporation for income tax purposes with respect to the jurisdiction of its incorporation.

(l)  No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the Ordinary Course of Business, or (iii) a change in or use of an improper accounting method.

(m)  No private letter rulings (including any “taxation decision” (Hachlatat Misui) from the ITA), technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to a Group Company which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require any Group Company to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n)  No Group Company has elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the CARES Act (including pursuant to Sections 2301 and 2302 of the CARES Act) or any similar legislation that addresses the financial impact of COVID-19 on employers.

(o)  In the last five (5) years, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(p)  No Group Company is or has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(q)  Any Group Company required to be registered for purposes of Israeli value added tax is duly registered and has complied with all requirements concerning Israeli value added Tax (“VAT”). Each Group Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable law. No non-Israeli Group Company is required to register in Israel for Israeli VAT purposes.

(r)  (i) All Group Companies are in compliance with all conditions and requirements stipulated by any instruments of approval and tax rulings granted to it by any Israeli Governmental Entity, as well as with respect to tax benefits claimed or received by the Company, including with respect to any “Approved Enterprise,” “Benefited Enterprise,” “Preferred Enterprise,” “Preferred Technological Enterprise” or “Special Preferred Technological Enterprise” status or benefits (collectively, “Tax Incentive Program”) and by Israeli laws and regulations relating to its Tax Incentive Programs; (ii) all information supplied by any Group Company with respect to applications or notifications relating to its Tax Incentive Programs (including in connection with any application for a ruling with respect to any such Tax Incentive Programs) was true, correct and complete when supplied to the appropriate authorities; and (iii) no Group Company has received any written notice of any proceeding or investigation relating to revocation or modification or denial of any of its current or past Tax Incentive Programs with respect to such Group Company and/or any of its facilities or any such status or benefits, in each case of clauses (i)-(iii). Each Group Company has complied with all conditions and requirements to qualify for any applicable Tax holiday or other similar program or incentive under non-Israeli Legal Requirements for which it currently claims the benefit.

(s)  No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Israeli Tax Ordinance, a “reportable opinion” under Sections 131D of the Israeli Tax Ordinance, or a “reportable position” under Section 131E of the Israeli Tax Ordinance or any similar provision under any other local or non-Israeli Legal Requirements, and including with respect to VAT.

(t)  The Company Option Plan that was intended to qualify as a capital gains route plan under Section 102 has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA. All equity awards granted pursuant to the Company Option Plan which are subject to Tax under Section 102(b)(2) of the Israeli Tax Ordinance and all shares issued pursuant to such equity awards, including all Section 102 Shares, Section 102 RSUs and Section 102 Options, were granted and issued, as applicable, and are currently in compliance with the applicable requirements of Section 102 and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options and Section 102 RSUs only following the lapse of the required 30-day period from the filing of the Company Option Plan with the ITA, receipt of all required tax rulings, the receipt of the required written consents from the Awardholders, the appointment of an authorized trustee to hold the Section 102 Options, Section 102 RSUs and Section 102 Shares, and the due deposit of such Section 102 Options, Section 102 RSUs and Section 102 Shares with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(u)  No Group Company is currently subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of such Part E2 or otherwise.

(v)  No Group Company has any outstanding material obligation in respect of escheat or unclaimed property obligations.

(w)  Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations and Legal Requirements, and the prices for any property or services provided by or to any Group Company (or for the use of any property), including interest and other prices for financial services, are arm’s length prices for purposes of all applicable Legal Requirements, including Section 85A to the Israeli Tax Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 (or any comparable provisions of state, local or foreign Legal Requirements) and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.

Section 3.15  Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole:

(a)  The Group Companies are and have been since the Reference Date in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Governmental Action/Filings required under applicable Environmental Laws;

(b)  The Group Companies are not required to, and do not, possess any permits, approvals, authorizations, consents, licenses or certificates pursuant to any applicable Environmental Laws;

(c)  Neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened complaints, claims, actions, suits, investigations, inquiries, notices, judgments, decrees, injunctions, orders, requests for information or proceedings arising under or related to Environmental Laws.  No conditions currently exist with respect to Owned Real Property or Company Leased Properties that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws;

(d)  No portion of any property currently or formerly owned, used, leased, or operated by any Group Company has been used by any Group Company for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances in a manner other than in compliance with applicable Environmental Law and associated Environmental Permits, and to the Knowledge of the Company there are no Hazardous Substances in the environment (including natural resources, soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air) in a manner or in quantities that would result in a violation of or give rise to a liability under Environmental Laws at any currently or formerly owned, used, leased or operated property or facility of any Group Company; and

(e)  The Group Companies have made available to SPAC copies of all environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to Company Leased Properties or the Group Companies and copies of all non-privileged documents relating to any outstanding liabilities of any of the Group Companies under Environmental Law (if any) to the extent such are in the possession, custody, or reasonable control of the Group Companies.

Section 3.16  Brokers. The Group Companies have not incurred, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

Section 3.17  Intellectual Property. (a) Schedule 3.17(a)(1) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered Intellectual Property constituting Owned Intellectual Property: (i) Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; (iv) registered Designs and pending applications for registration of Designs, and (v) Internet domain names (the Intellectual Property referred to in clauses (i) through (v), collectively, the “Company Registered Intellectual Property”); and (vi) material unregistered Owned Intellectual Property (other than trade secrets and other confidential information).  All of the Owned Intellectual Property and material Licensed Intellectual Property that is exclusively licensed to a Group Company is subsisting and valid and enforceable in all material respects, excluding any Patents comprising Owned Intellectual Property, which, to Company’s Knowledge, are valid and enforceable in all material respects. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, Design, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each item of the Company Registered Intellectual Property. Except as set forth in Schedule 3.17(a)(2) of the Company Disclosure Letter, there are no actions that must be taken or payments that must be made by any Group Company sixty (60) days following the Closing Date that, if not taken, will adversely affect the Company Registered Intellectual Property.

(b)  Schedule 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Licensed Intellectual Property that is material to the conduct of the operation of the businesses of the Group Companies, excluding non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $20,000.

(c)  Except as disclosed on Schedule 3.17(c) of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property and (ii) has a license, sublicense or otherwise possesses legally enforceable rights, to use all other Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted, free and clear of all Liens (other than Permitted Liens). The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted.

(d)  The Owned Intellectual Property and the conduct of the businesses of the Group Companies has not, in the past six (6) years, infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property and no such claims have been made against any third party by any of the Group Companies.

(e)  There is no action or litigation pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) against any of the Group Companies, and the Company has not received any notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property (other than immaterial office actions before a relevant Intellectual Property office that may arise in the ordinary course of prosecution of pending applications of immaterial Company Registered Intellectual Property).  None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property, and none of the Company Registered Intellectual Property has been cancelled, abandoned, rejected, repudiated or otherwise terminated other than in the Ordinary Course of Business.

(f)  Except as set forth on Schedule 3.17(f) of the Company Disclosure Letter, each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all trade secrets or other confidential or proprietary information of such Group Company (or of another Person and held by such Group Company) in confidence both during and after such Person’s employment or retention, as applicable; (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (unless such Intellectual Property is owned by a Group Company by operation of law); (iii) to the extent permissible by applicable law, agreed to waive all moral rights such Person may have in any work which such Person created or authored for such Group Company in the course of such Person’s employment or retention thereby; and (iv) with respect to employees located in Israel, agreed to waive any right to receive additional compensation, including royalties, which such Person may have in any invention that such Person invented for such Group Company in the course of such Person’s employment, except as would not be material to the Group Companies taken as a whole. To the Knowledge of the Company, no Person is in breach of any such agreement and there is no uncured breach by any such Person with respect to its obligation to assign Intellectual Property to a Group Company or to protect the Trade Secrets of such Group Company under any such agreement.

(g)  There are no pending or, to the Knowledge of the Company, threatened, claims from current or former directors, employees or contractors of a Group Company in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 5727-1967.

(h)  Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets (including source code and algorithms for Group Company Software) included in the Owned Intellectual Property (or owned by another Person and held by such Group Company). Each of the Group Companies, as applicable, since the Reference Date, has complied in all material respects with contractual obligations with respect to the use, safeguarding, security, or processing of all material Intellectual Property. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any of the Group Companies’ past or present employees or any other Person, other than as subject to an agreement restricting the disclosure and use of such Trade Secret, and to the Knowledge of the Company, there is no breach by any employee or Person under any such agreement.

(i)  Except as set forth in Schedule 3.17(i) of the Company Disclosure Letter, (i) no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any Owned Intellectual Property and (ii) no current or former employee, consultant or independent contractor of any of the Group Companies who contributed to the creation or development of any Owned Intellectual Property was performing services for or otherwise under restrictions resulting from his or her relations with any Governmental Entity or any university, college, research institute or other educational institution during a period of time during which such employee, consultant or independent contractor was also performing services for any of the Group Companies and no such Governmental Entity, university, college, research institute or other educational institution has any rights or may have claims to any rights in any of the Owned Intellectual Property.

(j)  Schedule 3.17(j) of the Company Disclosure Letter sets forth a complete and accurate list of all Group Company Software. Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of the source code included in the Group Company Software. No source code for any Group Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company subject to a binding, written agreement imposing on such Person reasonable and adequate confidentiality obligations to the Group Company with respect to such source code. No Group Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Group Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Group Company Software to any other Person , including the execution, delivery or performance of this Agreement or any other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby.

(k)  The Company or one of its Subsidiaries owns, or has a valid right to access and use pursuant to a written agreement (which, for the avoidance of doubt, shall include standard click-through agreements), all computer systems, including the Software, firmware, hardware, servers, peripherals, networks, interfaces, platforms and related systems, data communication lines, databases, websites and other information technology and telecommunications equipment, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company to process, store, maintain and operate data, information and functions that are material to and used in connection with the businesses of the Group Companies (collectively, with the Group Company Software, the “Company IT Systems”).  The Company IT Systems are sufficient for the operation of the businesses of the Group Companies as currently conducted.  There have been no failures, breakdowns, continued substandard performance or other adverse events affecting any such Company IT Systems that have caused any substantial disruption or interruption in or to the use of such Company IT Systems or the conduct of the business of the Group Companies.  To the Knowledge of the Company, the Company IT Systems do not contain any viruses, worms, Trojan horses, bugs, malware, faults or other devices, errors, contaminants or code that could (i) disrupt or adversely affect the functionality of the Company IT Systems, or (ii) enable or assist any Person to access without authorization, any Company IT Systems, except for access disclosed in the documentation of such Company IT Systems. Except as set forth on Schedule 3.17(k) of the Company Disclosure Letter, the Group Companies maintain a technical description of any neural networks used in or with any proprietary AI/ML technologies that would enable skilled programmers to modify and debug such neural networks in the ordinary course.

(l)  Except as set forth on Schedule 3.17(l) of the Company Disclosure Letter, none of the Group Companies has incorporated any Open Source Software into, or used any Open Source Software in connection with, or combined, developed, licensed, distributed in conjunction with, used or otherwise exploited Open Source Software in or with any Owned Intellectual Property (including any Group Company Software), in each case, in a manner that requires that the software incorporated into, derived from or distributed with such Open Source Software be (i) contributed, licensed, attributed or disclosed to any third party in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge, in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires any of the Group Companies to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Group Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, distribute, license or enforce any Owned Intellectual Property or Group Company Software including any restriction on the consideration to be charged therefor (collectively, “Copyleft Terms”). The Group Companies are in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.

(m)  The execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC, Merger Sub or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property or any of the Intellectual Property of SPAC, Merger Sub or any of their respective Affiliates; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.

Section 3.18  Privacy. (a) Each of the Group Companies and any Person acting for or on behalf of any of the Group Companies have, since the Reference Date, complied in all material respects with: (i) all applicable Privacy Laws; (ii) each Group Company’s applicable policies, records and notices regarding the processing of Personal Information; and (iii) each Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information.  None of the Group Companies have, since the Reference Date, (A) provided or received any written notice or claims related to any Personal Information or information security-related incident (including written notice from third parties acting on its or their behalf), nor have any of the Group Companies been charged with, a material violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any threatened investigations, notices or requests from any Governmental Entity in relation to their data processing activities or an information security-related incident. None of the Group Companies is in material violation of its applicable privacy policies, rules or notices (including its own).

(b)  Each of the Group Companies has (i) implemented policies and commercially reasonable security measures regarding the confidentiality, integrity and availability of the Company IT Systems which relate to Personal Information and the information thereon, and (ii) entered into written agreements with all third-party service providers, outsourcers, processors or other third parties who collect, use, process, store, disclose, transfer or otherwise handle Personal Information for or on behalf of the applicable Group Company that obligate such Persons to comply with applicable Privacy Laws and to take reasonably appropriate steps, including implementing commercially reasonable security measures, designed to protect and secure Personal Information, Intellectual Property or sensitive Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c)  Since the Reference Date, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies such that any Group Companies has provided or been legally or contractually was required to provide any notices to any Person in connection with a disclosure of Personal Information. Except as disclosed on Schedule 3.18(c)(i) of the Company Disclosure Letter, each of the Group Companies implemented reasonable back-up and disaster recovery arrangements for the continued operation of their Company IT Systems, including access to any Personal Information in its possession, custody, or control. Except as disclosed on Schedule 3.18(c)(ii) of the Company Disclosure Letter, each of the applicable Group Companies has resolved or remediated any material privacy or data security issues or vulnerabilities identified as of the date hereof. Since the Reference Date, none of the Group Companies nor any third party acting at the direction or authorization of the Group Companies has paid: (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d)  The Group Companies have had since the Reference Date, and maintain privacy and security policies, procedures and safeguards that comply in all material respects with applicable requirements of the Health Insurance Portability and Accountability Act (HIPAA) and the Health Information Technology for Economic and Clinical Health (HITECH) Act (collectively, “Privacy and Security Policies and Procedures”). The Group Companies have provided to SPAC complete and accurate copies of all Privacy and Security Policies and Procedures.

(e)  The transfer of Personal Information in connection with the Transactions will not violate in any material respect the Group Companies’ applicable privacy policies or Privacy Laws.

Section 3.19  Governmental Grants.

(a)  Schedule 3.19(a) of the Company Disclosure Letter contains a complete and accurate list of the following information for each Governmental Grant that is currently in effect with respect to a Group Company or pursuant to which the Group Companies currently has any outstanding obligations: (i) the total amount of the benefits approved for and received by the applicable Group Company under such Governmental Grant and the total amount of the benefits available for future use by any Group Company under such Governmental Grant; (ii) the time period in which any Group Company received, or will be entitled to receive, benefits under such Governmental Grant; (iii) the type of revenues based on which royalty or other payments are required to be made under such Governmental Grant; (iv) the total amount of any payments made by the Group Company prior to the date of this Agreement with respect to such Governmental Grant; and (v) the amounts owed under such Governmental Grants and any accrued interest or other financial liabilities connected thereto.

(b)  Except as set forth on Schedule 3.19(b) of the Company Disclosure Letter, there are no pending applications for Governmental Grants by any Group Company. The Company has made available to the SPAC accurate and complete copies of (i) all certificates of approvals and letters of approval granted to the Group Companies by the Investment Center, the Innovation Authority or by any other Governmental Entity in connection with a Governmental Grant, and any material undertakings of a Group Company in connection with any Governmental Grant; and (ii) any other material documents, including correspondence and applications, relating to any Governmental Grant. Except as set forth on Schedule 3.19(b) of the Company Disclosure Letter, and except for undertakings set forth in letters of approvals, or provided under any applicable law, there are no material undertakings of any Group Company given in connection with any Governmental Grant. Within the past three (3) years, the Group Companies are and have been in compliance, in all material respects, with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable laws in connection thereto, and have duly fulfilled the material conditions, undertakings, reporting and other obligations relating thereto, except for any non-material non-compliance or non-fulfillment that would not result in any material liability or loss to the Group Companies. To the Knowledge of the Company, in any application in respect of a Governmental Grant submitted by or on behalf of a Group Company, the Group Companies disclosed all material information required by such application in an accurate and complete manner. No event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant or any material benefit available in connection with any Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (C) a requirement that a Group Company return or refund any material benefits provided under any Governmental Grant; or (D) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Entity other than prospective ongoing royalty payments, in each case, in a material amount.

(c)  Since the Reference Date, none of the Group Companies has received any notice from any Governmental Entity regarding: (i) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Grant. To the Knowledge of the Company, no Group Company has been or is under an audit outside the Ordinary Course of Business regarding any Governmental Grant and, since the Reference Date, there are no controversies or disputes with any such authority regarding any Governmental Grant, nor have there been any such controversies or disputes.

(d)  To the Knowledge of the Company, the execution of this Agreement and the consummation of the Transactions (i) will not materially affect the ability of any Group Company to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (ii) will not materially result in (A) the failure of any Group Company to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or any applicable laws, regulations, ordinances or guidelines; or (B) any claim by any Governmental Entity or other person that a Group Company is required to return or refund, or that any Governmental Entity is entitled to recapture, any benefit provided under any Governmental Grant or that any Group Company is required to pay any amount to any Governmental Entity or other person due to this Agreement and the Transactions.

(e)  Except as disclosed on Schedule 3.19(e) of the Company Disclosure Letter, none of the Group Companies has developed any Intellectual Property to which any Group Company has any rights, through the application of any financing made available by any Governmental Grant through the assistance or use of the facilities of a university, college, other educational institution, research center, hospitals, medical centers or other similar institutions.

Section 3.20  Material Agreements, Contracts and Commitments. (a) Schedule 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean:

(i)  any Contract or purchase commitment reasonably expected to result in future payments to or by any Group Company in excess of $50,000 per annum other than Employee Benefit Plans;

(ii)  any Contract with the top 10 suppliers and distributors of the Group Companies (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the 12-month period prior to the date of this Agreement;

(iii)  any Contract entered into with Governmental Entities;

(iv)  any Contract that purports to limit (A) the localities in which the Group Companies’ businesses are conducted, (B) any Group Company from engaging in any line of business, or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;

(v)  any Contract that imposes obligations on any of the Group Companies to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay”, exclusivity or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by any of the Group Companies;

(vi)  any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;

(vii)  any Contract for or relating to any borrowing of money by or from the Company;

(viii)  any employment, consulting (with respect to an individual, independent contractor) or management Contract providing for annual base compensation in excess of $50,000 which is not terminable at will by the Group Companies upon thirty (30) days’ or less notice and without penalty;

(ix)  any Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Company; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any product or service of any of the Group Companies;

(x)  any Contracts relating to the sale of any of the business, properties or assets of any Group Company or the acquisition by any Group Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $50,000 (other than Contracts for the purchase of inventory or supplies or sales of products entered into in the Ordinary Course of Business);

(xi)  any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;

(xii)  any Contract for the use by any of the Group Companies of any tangible property where the annual lease payments are greater than $50,000;

(xiii)  any Contract under which any of the Group Companies: (A) is granted a license, immunity or other right in or to any Intellectual Property from any third party (“Inbound License”); (B) grants a license, immunity or other right in or to any Intellectual Property to any third party; or (C) is developing or has developed any material Intellectual Property, itself or through a third party; provided, however, that none of the following shall be required to be listed on Schedule 3.20(a) but shall be deemed to be listed on such schedules for purposes of Section 3.20(b) if they otherwise qualify: (x) non-exclusive licenses granted to suppliers or vendors engaged to supply products or provide services to such Group Company or to distributors or customers, (y) non-exclusive licenses granted to distributors or customers of such Group Company and granted in the Ordinary Course of Business, (z) non-exclusive licenses for non-customized, commercially available off-the-shelf software products having a one time or annual license fee payment of less than $20,000, and (xx) employee or contractor agreements on such Group Company’s standard form agreements;

(xiv)  each Contract with any academic institution, research center or Governmental Entity that provides for the provision of funding to the Company for research and development or similar activities involving the creation of any material Intellectual Property or other assets; and

(xv)  any written offer, commitment or proposal which, if accepted, would constitute any of the foregoing.

(b)  Each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or material default under, any Company Material Contract, and no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts have been made available to SPAC.

Section 3.21  Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering all material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect.  To the Knowledge of the Company, the coverages provided by such Insurance Policies are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient in all material respects to comply with any insurance required to be maintained by Company Material Contracts.  No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies.  There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.22  Interested Party Transactions.

(a)  The employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course of Business, no Related Party of the Group Companies (each an “Insider”) or any member of an Insider’s immediate family, has, directly or indirectly: (a) to the Knowledge of the Company, an economic interest in any Person that furnishes or sells services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) to the Knowledge of the Company, an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) to the Knowledge of the Company, a beneficial interest in any Contract disclosed in Schedule 3.20(a) of the Company Disclosure Letter; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.22.

(b)  Neither the Company nor any Company Subsidiary has, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit. There are no Contracts between the Company or any Company Subsidiary and any family member of any Insider of the Company or any Company Subsidiary.

Section 3.23  Information Supplied. The information relating to Group Companies supplied or to be supplied by or on behalf of Company expressly for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement/Prospectus, will not, on the date of filing thereof or, with respect to the Proxy Statement/Prospectus, the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The information relating to the Group Companies supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Registration Statement will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release related to the Transactions when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives expressly for inclusion in the Registration Statement.

Section 3.24  Anti-Bribery; Anti-Corruption. (a) None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), Affiliates, or to the Knowledge of any of the Group Companies, any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Group Companies, directly or indirectly: (a) made, authorized, offered or promised to make or offer any payment, loan, gift or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Person, government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; (f) used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund; or (g) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, Chapter 9 of Part B of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law, 2000 or any other applicable anti-corruption or anti-bribery Legal Requirements (the “Anti-Corruption Laws”). None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law.

(b)  The Group Companies’ business has been conducted in compliance with all material Anti-Corruption Laws to which it is subject.

Section 3.25  International Trade; Sanctions. (a) In the last three (3) years, the Group Companies’ respective directors, officers, employees, Affiliates and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (a) have been in compliance with all applicable Customs & International Trade Laws; (b) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (c) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (d) have not received any actual or, to the Knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls, and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(b)  None of the Group Companies or any of the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf is or has been in the last three (3) years, a Sanctioned Person. In the last three (3) years, the Group Companies and the Group Companies’ respective directors, officers, employees, Affiliates or, to the Knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, have been in compliance with any Sanctions to the extent applicable. In the last three (3) years, (i) no Governmental Entity has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or any of their respective directors, officers, employees, Affiliates, or, to the Knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of any Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Entity received by a Group Company with respect to the Group Companies’ or any of their respective Affiliates’ compliance with Sanctions and (iii) and no disclosures have been made to any Governmental Entity with respect to any actual or potential noncompliance with Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Group Companies or any of their respective Affiliates is incorporated or does business.

(c)  No Group Company is, or is required to be, registered with the Israeli Ministry of Defense as a defense exporter, nor are any export licenses required from the Israeli Ministry of Defense or Ministry of Economy of Industry under the Customs & International Trade Laws in order to conduct the business. The business of the Group Companies does not involve engagement in, including the use, development, or export of, encryption technology, or other technology whose engagement is restricted under Israeli law, and the business of the Group Companies does not require any Group Company to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Order (Engagement in Encryption), 1974 or Control of Products and Services Declaration (Engagement in Encryption), 1998.

Section 3.26  Suppliers. Since the Reference Date, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Group Company is in breach of or default under any Contract with any Material Supplier in any material respect or that any such Material Supplier intends to cease doing business with any Group Company or materially decrease the volume of business that it is presently conducting with any Group Company.

Section 3.27  Product Liabilities and Recalls. Since the Reference Date: (a) each Company Product has been manufactured or sold in conformity with all contractual commitments and all standard warranties, in each case, in all material respects; (b) the Group Companies have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the Knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the Company Products; (d) there have been no product recalls of any Company Product; and (e) the Group Companies have not been denied product liability insurance coverage by a third-party insurance provider.

Section 3.28  Company Leakage. Since December 31, 2023, there has been no Company Leakage except as disclosed on Schedule 3.28 of the Company Disclosure Letter.

Section 3.29  Regulatory Matters.

(a)  The Company Products are, and since the Reference Date have been, in compliance in all material respects with applicable Legal Requirements, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity having regulatory authority or jurisdiction over the Company Products or a Group Company. Each Group Company is in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and since the Reference Date, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by a Group Company in compliance in all material respects with applicable Legal Requirements, including Legal Requirements administered, issued or enforced by the FDA (if applicable) or any other Governmental Entity. Without limiting the generality of the foregoing, each Group Company is, and since the Reference Date, has been, in compliance in all material respects with all applicable Device Regulatory Laws, including Legal Requirements regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and is, and since the Reference Date, has been, in compliance in all material respects with all applicable Legal Requirements administered or issued by any other Governmental Entity in relation to the Company Products.

(b)  To the Knowledge of the Company, all preclinical and clinical investigations sponsored by or on behalf of a Group Company with respect to any Company Product are being, and since the Reference Date have been, conducted in compliance in all material respects with applicable Legal Requirements, including good clinical practices requirements as adopted by the FDA, and federal and state Legal Requirements (in each case, as applicable) restricting the use and disclosure of individually identifiable health information. No Group Company has received any notices or other correspondence from the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c)  No action has been taken by any Governmental Entity or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of a Group Company or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d)  Since the Reference Date, all Group Companies have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with applicable Legal Requirements, specifically all applicable Device Regulatory Laws. Each Group Company and, to the Knowledge of the Company, each of their respective contractors and agents have submitted to FDA (if applicable), Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products. Each Group Company has made all required filings with, or notifications to, the FDA (if applicable), all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Legal Requirements applicable to the Group Companies.

(e)  Except as disclosed on Schedule 3.29(e) of the Company Disclosure Letter, no Group Company officer, employee, or, to the Knowledge of the Company, contractor or agent of a Group Company is the subject of any pending Legal Proceeding or, to the Knowledge of the Company, any ongoing investigation or inquiry or has received any notice of any actual investigation, inquiry, for cause inspection or audit or other Legal Proceeding by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) or by any other similar Governmental Entity pursuant to any similar policy, or concerning allegations of a violation by a member of a Group Company or any officers, employees, contractors or agents of a Group Company of any Device Regulatory Laws, nor, to the Knowledge of the Company, has a member of a Group Company or, any officer, employee, or contractor or agent of a member of a Group Company committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Entity to invoke a similar policy. To the Knowledge of the Company, no Group Company or any officer, employee, or any contractor or agent of a member of a Group Company has knowingly made any false statements on, or omissions from, in any material respects, any notifications, applications, approvals, reports and other submissions to a Governmental Entity relating to any Company Product or has voluntarily disclosed any violations of Legal Requirements related to any Company Product.

(f)  No Group Company has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Entity or private third party health care program, pursuant to applicable Legal Requirements and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

(g)  Since the Reference Date, no Group Company has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by a Governmental Entity.

(h)  As of the date of this Agreement (and, with respect to the foregoing (i) only, as of the Closing), neither (i) the aggregate annual net sales of the Group Companies nor (ii) the aggregate total assets of the Group Companies exceeds, in each case, the current threshold of $22.3 million under Section 18a(a)(2)(B)(ii) of the HSR Act.

Section 3.30  Disclaimer of Other Warranties. EACH OF THE COMPANY, AND ITS SUBSIDIARIES, HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NEITHER SPAC, MERGER SUB NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS SUBSIDIARIES, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR MERGER SUB, OR THE BUSINESS, ASSETS OR PROPERTIES OF SPAC OR MERGER SUB, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EACH OF THE COMPANY AND ITS SUBSIDIARIES HEREBY ACKNOWLEDGES THAT NEITHER SPAC NOR MERGER SUB NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NEITHER SPAC, MERGER SUB NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO THE COMPANY, ANY OF ITS SUBSIDIARIES, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY OR ITS RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF SPAC OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC, MERGER SUB, OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC OR MERGER SUB.  NONE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, HAS RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS.  EACH OF THE COMPANY AND ITS SUBSIDIARIES, HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND MERGER SUB, AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF SPAC AND MERGER SUB, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF THE COMPANY, AND ITS SUBSIDIARIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 3.30, CLAIMS AGAINST SPAC OR MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT BY SUCH PERSON.

Article IV
REPRESENTATIONS AND WARRANTIES OF SPAC AND MERGER SUB

Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company on or prior to the date of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (other than such representations and warranties that are expressly made as of a certain date, which are made as of such date) as follows:

Section 4.01  Organization and Qualification. (a) SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)  SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to SPAC.

(c)  SPAC is not in violation of any of the provisions of its Governing Documents in any material respect.

(d)  SPAC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

Section 4.02  Capitalization. (a) The authorized capital stock of SPAC consists of (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (i) 3,870,018 SPAC Class A Shares are issued and outstanding (which includes 515,019 shares subject to redemption rights), and (ii) one (1) SPAC Class B Shares is issued and outstanding, all of which are validly issued, fully paid and non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive rights, subscription rights or any similar rights; (iii) no SPAC Class A Shares or SPAC Class B Shares are held in the treasury of SPAC, (iv) 5,940,000 SPAC Warrants are issued and outstanding, and (v) 5,940,000 SPAC Class A Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or the principles governing availability of equitable remedies. Each SPAC Warrant is exercisable for one SPAC Class A Shares at an exercise price of $11.50.

(b)  Except for the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock or share rights, stock or share appreciation rights, stock-based or share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares any other share capital or shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other share capital or shares of capital stock or other interest or participation in SPAC. Other than Merger Sub, SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

(c)  Except as set forth in SPAC’s Governing Documents or the Original Registration Rights Agreement or in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 4.03  Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each Transaction Agreement that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger).  The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the Transactions, other than approval of the SPAC Shareholder Matters.  This Agreement and the other Transaction Agreements to which SPAC is a party have been duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of SPAC enforceable against SPAC in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.04  No Conflict; Required Filings and Consents. (a) Subject to the approval by the SPAC Shareholders of the SPAC Shareholder Matters, neither the execution, delivery nor performance by SPAC of this Agreement or the other Transaction Agreements to which it is a party, nor the consummation of the Transactions, shall: (i) conflict with or violate its Governing Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.04(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any Contracts, except, with respect to clause (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

(b)  The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, foreign securities laws and the rules and regulations thereunder, and the rules of Nasdaq; (ii) for the filings required pursuant to Antitrust Laws and the expiration of the required waiting periods thereunder; and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to be material to the SPAC.

Section 4.05  Compliance; Approvals. Since its incorporation or organization, as applicable, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No notice of non-compliance with any applicable Legal Requirements has been received by SPAC.  SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to SPAC. Each Approval held by SPAC is valid, binding and in full force and effect in all material respects. SPAC: (a) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval; or (b) has not received any notice from a Governmental Entity that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (a) and (b) as would not individually or in the aggregate, reasonably be expected to be material to SPAC.

Section 4.06  SPAC SEC Reports and Financial Statements. (a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”).  All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are or will be available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, except, to the extent deemed material, those disclosures in the Original Balance Sheet that were corrected in the Restated Balance Sheet (as described below in this Section 4.06).  The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Certifications are each true and correct in all material respects. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The financial statements and notes of SPAC contained or incorporated by reference in the SPAC SEC Reports fairly present, and the financial statements and notes of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports will fairly present, in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) U.S. GAAP (applied on a consistent basis); (ii) the books and records of SPAC; (iii) in the case of any audited statements, the standards of the PCAOB; and (iv) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, subject to the corrections to the Original Balance Sheet that were reflected in the Restated Balance Sheet (as described subsequently in this Section 4.06). The audited balance sheet as of March 3, 2021 and related footnote disclosures that appeared in SPAC’s Current Report on Form 8-K filed with the SEC on March 29, 2021 (the “Original Balance Sheet”) were required to be restated in order to correct certain errors in classification, which were corrected in the balance sheet that appeared in the Current Report on Form 8-K/A filed by SPAC with the SEC on May 25, 2021 (the “Restated Balance Sheet”). Other than as disclosed in the SPAC SEC Reports, SPAC is not a party to, or has any commitment to become a party to any material off-balance sheet partnership or similar arrangement (including any Contract or agreement relating to any transaction or relationship between or among SPAC and Merger Sub, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(b)  SPAC has established and maintained a system of internal controls. Such internal controls are designed to provide reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations, (ii) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC, (iii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of SPAC and (v) that accounts, notes and other receivables and inventory are recorded accurately. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, SPAC has not identified or been made aware of, and has not received from its independent auditors any notification of, any “significant deficiency” in the internal controls over financial reporting of SPAC, (y) any “material weakness” in the internal controls over financial reporting of SPAC or (z) SPAC has not been made aware of, and has not received from its independent auditors any notification of, any fraud, whether or not material, that involves management or other employees of SPAC who have a role in the internal controls over financial reporting of SPAC.

(c)  Other than the SPAC’s having exceeded the limit of the 36-month anniversary of the IPO for completion of a business combination under Nasdaq’s rules, SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(d)  There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC.

(e)  As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.07  Financial Statements.

(a)  Available via EDGAR (or otherwise attached as Schedule 4.07(a) to this Agreement) are true and complete copies of the audited consolidated balance sheets of SPAC as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows of SPAC for the fiscal years then ended. In addition, by April 1, 2024 (or, if necessary, by the end of the extension period provided to the SPAC under Exchange Act Rule 12b-25), the audited consolidated balance sheets of SPAC as of December 31, 2023 and the related consolidated statements of operations, shareholders’ deficit and cash flows of SPAC for the fiscal year then ended will be available via EDGAR (collectively, all of the foregoing financial statements referenced in the previous two sentences, the “SPAC Financial Statements”). The SPAC Financial Statements: (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (ii) were prepared in conformity with U.S generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (iii) were prepared from, and are in accordance with, the books and records of SPAC.

(b)  SPAC has not stopped paying, for any material duration, its debts as they fall due.

Section 4.08  Absence of Certain Changes or Events. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since its incorporation there has not been: (a) any SPAC Material Adverse Effect; (b)  any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (c) any action taken or agreed upon by SPAC that would be prohibited by Section 5.02 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.09  Litigation. Except as set forth in SPAC SEC Reports filed prior to the date of this Agreement, there is not, and since the date of SPAC’s incorporation, there has not been: (a) any pending or, to the Knowledge of SPAC, threatened Legal Proceeding against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such; (b) any pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such (c) any pending or threatened Legal Proceeding by SPAC against any third party; (d) any settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; or (e) any Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such.

Section 4.10  Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) as of the date of this Agreement, in connection with its organization; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination.  Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 4.11  SPAC Listing. The SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “MACAU.”  The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MACA.” The Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “MACAW.”  There is no action or proceeding pending or, to the Knowledge of SPAC, threatened in writing against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the shares of SPAC Class A Shares or the Public Warrants or to terminate the listing of SPAC on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or the Public Warrants under the Exchange Act.

Section 4.12  Trust Account. (a) There is at least $5,584,651 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of February 19, 2021, by and between SPAC and the Exchange Agent for the benefit of its public shareholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act or in bank deposit accounts.

(b)  Other than to extend the expiration date thereunder, the Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to the Exchange Agent, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC or the Exchange Agent. There are no separate Contracts or side letters: (i) between SPAC and the Exchange Agent that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

Section 4.13  Taxes. (a) All income and other material Tax Returns required to be filed by or on behalf of SPAC, or with respect to its income, assets, or operations, have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects.  All material amounts of Taxes payable by or on behalf of SPAC (whether or not shown on any Tax Return) have been fully and timely paid to the appropriate Governmental Entity.

(b)  SPAC has complied in all material respects with all applicable Legal Requirements relating to the withholding or collecting and remittance of all material amounts of Taxes and withheld or collected and timely paid to the appropriate Governmental Entity all material amounts of Taxes required to have been withheld or collected and paid.

(c)  No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC, verbally) against SPAC which has not been fully paid or resolved.

(d)  No material Tax audit or other examination of or action, suit or proceeding with respect to SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any request or threat for such an audit or other examination or action, suit, or proceeding.

(e)  There are no liens for Taxes (other than Permitted Liens) upon any of the assets of SPAC.

(f)  SPAC (i) does not have any liability for the Taxes of another Person as a transferee or a successor, by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and the principal purpose of which is not related to Taxes) or otherwise; and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and the principal purposes of which is not related to Taxes).

(g)  SPAC (i) has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Entity (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; and (ii) has not entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(h)  SPAC has not received written notice from a Governmental Entity that it (i) has, or has ever had, permanent establishment (within the meaning of an applicable Tax treaty or applicable local law) in any country other than the country of its organization, or (ii) is, or has ever been, subject to income or capital gains Tax in a jurisdiction outside the country of its organization.

(i)  During the two (2) year period ending on the date of this Agreement, SPAC was not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code.

(j)  SPAC is not and has not been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and is not treated as a “domestic corporation” under Section 7874(b) of the Code.

(k)  SPAC is, and has since its date of organization been, treated as a corporation for U.S. federal, state, and local income tax purposes.

(l)  In the last five (5) years, no claim has been made in writing (nor to the Knowledge of SPAC has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

Section 4.14  Information Supplied. The information relating to SPAC supplied or to be supplied by or on behalf of SPAC for inclusion or incorporation by reference (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form registration or other filing made with any Governmental Entity or stock exchange with respect to the Transactions or (b) in the Registration Statement, including the Proxy Statement/Prospectus, will not, on the date of filing thereof or the date it is first mailed to SPAC shareholders, as applicable, or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading in light of the circumstances under which such statement is made. The Registration Statement, including the Proxy Statement/Prospectus, will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any press release when distributed will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they such statement is made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Proxy Statement/Prospectus and the Registration Statement.

Section 4.15  Employees; Benefit Plans. Other than any former officers or as described in the SPAC SEC Reports, SPAC has never had any employees.  Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied liability with respect to any employee.  SPAC does not currently and has never maintained or had any liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.16  Compliance with International Trade & Anti-Corruption Laws.

(a)  Since SPAC’s incorporation, neither SPAC nor, to the Knowledge of SPAC, any of their Representatives, or any other Persons acting for or on behalf of SPAC, is or has been, (i) a Person named on any sanctions and export control laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any sanctions and export control laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Lebanon, the Crimea and non-Ukrainian government-controlled portions of the Donetsk and Luhansk regions of Ukraine); (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(b)  Since SPAC’s incorporation, neither SPAC, its directors or officers, nor, to the Knowledge of SPAC, any of its employees, agents or any other Persons acting for or on behalf of SPAC has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any Anti-Corruption Laws. SPAC has implemented and maintained policies and procedures reasonably designed to promote compliance with, and prevent violation of, Anti-Corruption Laws.

Section 4.17  Board Approval; Shareholder Vote. The SPAC Board (including any required committee or subgroup of the board of directors of SPAC) has, as of the date of this Agreement, unanimously: (a) approved this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is fair, advisable and in the commercial interest of SPAC. Other than the approval of the SPAC Shareholder Matters, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.

Section 4.18  Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 4.19  Brokers. Except as set forth in Schedule 4.19 of the SPAC Disclosure Letter, SPAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.20  Merger Sub.

(a)  Merger Sub is duly incorporated, formed or organized and validly existing under the laws of the State of Israel. Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Merger Sub to perform its obligations under this Agreement or the Transaction Agreements. Merger Sub is not in violation of any of the provisions of its Governing Documents in any material respect. Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify would not reasonably be expected to prevent or materially delay or impair the consummation of the Transactions or the ability of Merger Sub to perform its obligations under this Agreement or the Transaction Agreements.

(b)  Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person.  Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business.  Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

(c)  All outstanding shares of Merger Sub are owned by SPAC, free and clear of all Liens (other than Permitted Liens).

Section 4.21  Disclaimer of Other Warranties. SPAC AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY INSIDER, ANY OF THE GROUP COMPANIES, OR ANY OF THE RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, SPAC AND MERGER SUB ACKNOWLEDGE THAT: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY IN THIS AGREEMENT OR THE OTHER TRANSCATION AGREEMENTS AND (B) OTHER THAN AS EXPRESSLY MADE BY SUCH PERSON IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING OR SHALL BE DEEMED TO MAKE TO SPAC, MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, MERGER SUB OR THEIR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES, AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING.  SPAC AND MERGER SUB HAVE NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS.  SPAC AND MERGER SUB HAVE CONDUCTED, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY AND ITS SUBSIDIARIES, THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC AND MERGER SUB HAVE RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Section 4.21 CLAIMS AGAINST ANY GROUP COMPANY OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS BY SUCH PERSON. NOTHING IN THIS SECTION 4.21 SHALL LIMIT OR RESTRICT SPAC OR MERGER SUB FROM CONTINUING THEIR DILIGENCE OF THE COMPANY AND ITS SUBSIDIARIES UNTIL THE CLOSING, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THE CONFIDENTIALITY AGREEMENT.

Article V
CONDUCT PRIOR TO THE CLOSING DATE

Section 5.01  Conduct of Business by the Company and the Company Subsidiaries . During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its business in the Ordinary Course of Business and in accordance with applicable Legal Requirements, except: (a) to the extent that SPAC shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement or set forth in Schedule 5.01 of the Company Disclosure Letter. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Schedule 5.01 of the Company Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of SPAC (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Times, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(a)  except as otherwise required by any existing Employee Benefit Plan or other existing agreement, and other than entering into new employment agreements with each of the Company officers and employees listed on Schedule 5.01(a) (or amending or supplementing their existing agreements) on the principal terms further specified in such schedule opposite the name of each such officer and employee, as agreed with the SPAC Sponsor, (i)  increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus equity, retention, retirement pay or benefits to, any current or former employee, officer, director or independent contractor, other than increases in base pay and corresponding proportionate increases in bonus targets to any such individuals who are not directors or officers of the Group Companies in connection with promotions or the Group Companies’ annual performance review cycle in the Ordinary Course of Business, or increases in base pay and corresponding proportionate increases in bonus targets pursuant to arrangements which are effective as of or prior to the date of this Agreement; (ii) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, officer, director or independent contractor; (iii) enter into, materially amend or terminate any Employee Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Benefit Plan if it had been in effect on the date of this Agreement (other than entering into and terminating individual employment or consulting agreements or offer letters upon hire and termination of employment for agreements and offer letters that would not be required to be disclosed on Schedule 3.11(a) of the Company Disclosure Letter); (iv) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Employee Benefit Plan; (v) grant any equity or equity-based compensation awards or amend or modify any outstanding equity-based compensation award under any Employee Benefit Plan; (vi) hire or terminate any employee or independent contractor with annual base pay in excess of $40,000; (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization, works council or similar employee representation organization, or (viii) amend, waive or otherwise change, in any respect, any New Employment Agreement;

(b)  plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with applicable Legal Requirements;

(c)  (i) transfer, sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any right, title or interest in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any of the businesses of the Group Companies; (ii) extend, amend, waive, cancel or modify any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (iii) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon; or (iv) divulge, furnish to or make accessible any Trade Secrets included in the Owned Intellectual Property (or owned by another Person and held by such Group Company) to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, other than, in each of clauses (i) through (iii), in the Ordinary Course of Business; provided, that in no event shall the Company license on an exclusive basis or sell any Owned Intellectual Property;

(d)  (i) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, share capital or any other equity interests, as applicable, in any Group Company; (iii) except as contemplated by the Convertible Loan Financing, grant, issue sell or otherwise dispose, or authorize to issue, sell, or otherwise dispose any membership interests, share capital or any other equity interests (such as options, restricted shares or other Contracts for the purchase or acquisition of such share capital), as applicable, in any Group Company; or (iv) except as contemplated by the Convertible Loan Financing, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or ownership interests or any securities convertible into or exchangeable for shares or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(e)  amend its Governing Documents, or form or establish any non wholly-owned Subsidiary;

(f)  (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(g)  dispose of or cause the loss of rights under any Company Real Property Lease other than in the Ordinary Course of Business;

(h)  other than in the Ordinary Course of Business, sell, lease, license, sublicense, abandon, divest, transfer, cancel, abandon or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties, other than pursuant to agreements existing on the date hereof and set forth on Schedule 5.01(h) of the Company Disclosure Letter;

(i)  except as contemplated by the Convertible Loan Financing, (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies; (iii) other than Indebtedness that does not exceed $20,000 in the aggregate, create, incur, assume, guarantee or otherwise become liable for, any Indebtedness; (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(j)  make, incur or commit to make or incur, or authorize any capital expenditures that will require payments after the Closing Date other than capital expenditures in the Ordinary Course of Business, or fail in any material respect to make any capital expenditures in the amounts and at the times contemplated in the Ordinary Course of Business;

(k)  release, assign, compromise, settle or agree to settle any Legal Proceeding involving payments by any Group Company of $20,000 or more, or that imposes any material non-monetary obligations on a Group Company;

(l)  other than in the Ordinary Course of Business, (A) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (B) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (C) waive, delay the exercise of, release, or assign any material rights or claims under any Company Material Contract;

(m)  except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(n)  (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of SPAC prior to filing, which consent shall not be unreasonably withheld, delayed or conditioned; (iv) amend any material Tax Return; (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement, including an assessment agreement (Heskem Shuma) with the ITA) with any Governmental Entity; (vi) settle or compromise any Tax audit, examination, claim or proceeding; (vii) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); (viii) or change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization; or (ix) take any action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of SPAC or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of a Group Company existing on the Closing Date;

(o)  take any action or fail to take any action that would reasonably be expected to prevent or delay the prompt obtainment of any tax ruling;

(p)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up;

(q)  enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 5.01(q) of the Company Disclosure Letter as existing on the date of this Agreement and (ii) compensation for services or reimbursements in the Ordinary Course of Business;

(r)  engage in any material new line of business;

(s)  knowingly take any action or fail to take any action that would reasonably be expected to prevent the Merger;

(t)  (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(u)  terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(v)  amend in a manner materially detrimental to any Group Company, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any Approval;

(w)  take any action or fail to take any action that would result in, or does result in, Company Leakage; or

(x)  agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.01(a) through Section 5.01(w).

Section 5.02  Conduct of Business by SPAC and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, SPAC and Merger Sub shall carry on their respective businesses in the ordinary course consistent with past practice, except: (a) to the extent that the Company shall otherwise consent in advance and in writing (such consent not to be unreasonably withheld or delayed); or (b) as expressly contemplated by this Agreement or set forth in Schedule 5.02 of the SPAC Disclosure Letter.  Without limiting the generality of the foregoing, except as set forth in Schedule 5.02 of the SPAC Disclosure Letter, or as required by applicable Legal Requirements, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall cause Merger Sub not to, do any of the following:

(a)  declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any share capital (or warrant) or split, subdivide, combine, consolidate or reclassify any share capital (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any share capital or warrant, or effect any like change in capitalization;

(b)  other than purchases or redemptions in connection with the SPAC Shareholder Redemption, or any other purchases or redemptions of SPAC equity securities required by the SPAC’s Governing Documents in connection with an extension of the deadline of the SPAC to complete its initial business combination, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC;

(c)  grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for share capital, shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares or equity securities or convertible or exchangeable securities;

(d)  except in connection with an extension of the deadline of the SPAC to complete its initial business combination under the SPAC’s Governing Documents, amend its Governing Documents or form or establish any Subsidiary;

(e)  (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)  (i) except for promissory notes that may be issued to the SPAC Sponsor (or any of its Affiliates) as working capital financing, incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, enter into any “keep well” or other agreement to maintain any financial statement condition; or (iii) enter into any arrangement having the economic effect of any of the foregoing; provided, however, that SPAC shall be permitted to incur Indebtedness from its Affiliates and shareholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of SPAC in due course on a non-interest basis and otherwise on terms and conditions no less favorable than arm’s-length and repayable at Closing;

(g)  except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h)  (i) make, change or revoke any material Tax election; (ii) change (or request to change) any method of accounting for Tax purposes; (iii) amend any material Tax Return; (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar state, local, or non-U.S. Legal Requirement) with any Governmental Entity; (v) settle or compromise any Tax audit, examination, claim or proceeding; (vi) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an ordinary course extension to file any Tax Return); (vii) surrender any claim for a refund of material Taxes; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) fail to timely pay any material Taxes due and payable; or (x) change its residence for Tax purposes or create a permanent establishment or any taxable presence in any jurisdiction outside its jurisdiction of organization;

(i)  create any Liens on any material property or material assets of SPAC or Merger Sub;

(j)  liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(k)  commence, settle or compromise any Legal Proceeding;

(l)  engage in any new line of business;

(m)  take any action or fail to take any action that would reasonably be expected to prevent or delay the obtainment of the Israeli Tax Rulings (it is being clarified that the foregoing shall not restrict or limit the SPAC’s right of terminating this Agreement as set forth in Section 8.01(b) on the basis of the failure of the condition set forth in Section 7.01(h));

(n)  knowingly take any action or fail to take any action that would reasonably be expected to prevent the Merger;

(o)  amend in a manner materially detrimental to SPAC, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities that SPAC is in possession of and that are reasonably necessary to be maintained following the Closing;

(p)  amend the Trust Agreement or any other agreement related to the Trust Account; or

(q)  agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.02(a) through Section 5.02(p) above.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01  Proxy Statement/Prospectus; Special Meeting.

(a)  Proxy Statement/Prospectus.

(i)  As promptly as practicable following the execution and delivery of this Agreement, SPAC and the Company shall use reasonable best efforts to prepare, and SPAC shall file with the SEC, (A) a registration statement, including a proxy statement/prospectus of SPAC (as amended or supplemented, the “Proxy Statement/Prospectus”), on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purposes of (I) registering under the Securities Act (1) the Ordinary Shares to be issued pursuant to Article III, (2) the SPAC Warrants and the Ordinary Shares to be issued upon the exercise or settlement of such SPAC Warrants, (3) the Convertible Loan Shares, (4) the Converted RSUs, (5) the Converted Warrant, and (6) the Converted Options (collectively, the “Registration Shares”), (II) providing the SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Shares (the “SPAC Shareholder Redemption”), and (III) soliciting proxies from holders of SPAC Class A Shares to vote at the Special Meeting in favor of: (1) the adoption of this Agreement and approval of the Transactions; (2)  the amendment of the amended and restated memorandum and articles of association of the SPAC; (3) approving the issuance of SPAC Class A Shares in connection with the Business Combination in compliance with the applicable provisions of Nasdaq Rule 5635; (5) approving the NEW 2024 Omnibus Incentive Plan; (4) the election of seven (7) directors to serve on SPAC’s board of directors following the Closing ((1) through (4), the “Required SPAC Shareholder Matters”); (5) certain other advisory proposals for additional amendments to the amended and restated memorandum and articles of association of the SPAC upon the Closing; (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions; and (7) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (collectively, the “SPAC Shareholder Matters”). Without the prior written consent of the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by SPAC’s shareholders at the Special Meeting. SPAC shall make all other necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Registration Statement and the Proxy Statement/Prospectus will comply as to form and substance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder. SPAC shall cause the Proxy Statement/Prospectus to be mailed to the SPAC Shareholders of record, as of the record date to be established by the board of directors of SPAC in accordance with SPAC’s Governing Documents, as promptly as practicable following the effectiveness of the Registration Statement (such date, the “Proxy Clearance Date”).

(ii)  Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of SPAC and Merger Sub, on the one hand, and the Company, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of SPAC, the Company and Merger Sub shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and the Proxy Statement/Prospectus and any amendment to the Registration Statement and the Proxy Statement/Prospectus filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement or the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Registration Statement or the Proxy Statement/Prospectus is required to be amended in order to comply with applicable law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus contained therein (in each case including documents incorporated by reference therein). SPAC and the Company shall use reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC shareholders, as applicable, in each case pursuant to applicable law and subject to the terms and conditions of this Agreement and SPAC’s Governing Documents. Each of the Company and SPAC shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that such Party receives from the SEC or its staff with respect to the Registration Statement or the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(b)  SPAC shall establish a record date (which date shall be mutually agreed with the Company) for, duly call, and give notice of, the Special Meeting. SPAC shall convene and hold an extraordinary general meeting of the SPAC Shareholders (the “Special Meeting”), for the purpose of obtaining the approval of the SPAC Shareholder Matters, which meeting shall be held not more than 30 days after the date on which SPAC mails the Proxy Statement/Prospectus to the SPAC Shareholders. SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Shareholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the SPAC Shareholder Matters. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Registration Statement that the board of directors of SPAC has determined in good faith is required by applicable Legal Requirements is disclosed to the SPAC Shareholders and for such supplement or amendment to be promptly disseminated to the SPAC Shareholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of SPAC Class A Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; or (iv) with the Company’s written consent; provided that in the event of a postponement or adjournment pursuant to clauses (i) or (ii), the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c)  If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a Tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Tax opinion. Notwithstanding anything to the contrary in this Agreement, none of the SPAC, the Company or their respective Tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement qualify for any particular U.S. Tax treatment, other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement, including, without limitation, the Proxy Statement/Prospectus contained therein, as may be required to satisfy applicable rules and regulations promulgated by the SEC, nor will a Tax opinion by any Party’s advisors be a condition precedent to the Transaction.

Section 6.02  Company Shareholder Approval. The Company shall, as promptly as practicable after the Registration Statement is effective (and in any case within 5 days after the Registration Statement is effective), establish the record date for, duly call and give notice of, a general meeting of the Company Shareholders (the “Company Shareholders Meeting”), and, as promptly as practicable thereafter, convene and hold the Company Shareholders Meeting, in each case in accordance with the Governing Documents of the Company and the ICL, at which the Company Shareholders shall vote on the Company Shareholder Matters, in accordance with Section 6.03 below.

Section 6.03  Merger Proposal; Certificate of Merger. Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this Section 6.03; provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.03 accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) with respect to the Merger in a form reasonably acceptable to the Parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a popular newspaper outside of Israel as may be required by applicable law, within three (3) business days after the Merger Proposal was submitted to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of (if any), in which it shall state that the Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A) and at the times set in such notice; and (C) send to the Company’s “employees committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 6.03(iv)), no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar; (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 6.03, but in any event no more than three (3) business days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors, if any, under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) subject to the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at the Closing), in accordance with the customary practice of the Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date as the Company and Merger Sub shall advise the Companies Registrar, that in no event shall be prior to the lapse of fifty (50) days from the filing of the Merger Proposal with the Companies Registrar and thirty (30) days from the date the Company Shareholder Approval is received. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.03, “business day” shall have the meaning set forth in the Israeli Companies Regulations (Merger) 5760-2000 promulgated under the ICL.

Section 6.04  Tax Rulings.

(b)  As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors: (A) an application for a tax ruling confirming that the Merger, for Israeli tax purposes, is a tax free merger pursuant to Section 103K of the Ordinance, subject to statutory or customary terms and conditions regularly associated with such a ruling (the “103K Tax Ruling”). The 103K Tax Ruling will be conditional on certain limitations being met for a period of two years from Closing, including, but not limited to the SPAC Shareholders’ and the Company Shareholders’ aggregate holdings in SPAC shall not be diluted by sale of shares by the Company Shareholders to less than 25% of the share capital of SPAC on a fully diluted basis. For the avoidance of doubt, such limitations shall be met solely by the Company Shareholders and the SPAC Shareholders shall be free to sell or otherwise transact their shares as of immediately after Closing; and (B) an application or applications for a ruling or rulings confirming that (i) the conversion of Company Options that are Section 102 Options or Section 3(i) Options to Converted Options, the conversion of the Company RSUs that are Section 102 RSUs to Converted RSUs and the exchange of Section 102 Shares for SPAC Ordinary Shares deposited with the Section 102 Trustee shall not, in either case, constitute a violation of the requirements of Section 102, will not be treated as a taxable event and that tax continuity shall apply with respect to such Converted Options, Converted RSUs and SPAC Ordinary Shares provided that they are deposited with the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). Notwithstanding anything to the contrary in this Agreement, if the ITA has not issued the 103K Tax Ruling by June 1, 2024, then the Company shall instruct its Israeli counsel, advisors or accountants to prepare and file with the ITA, in full coordination with SPAC and SPAC’s Israeli counsel and tax advisors, an application or applications for a ruling or rulings confirming that the Merger qualifies as a transaction governed by Section 104H of the of the Israeli Tax Ordinance and permitting deferral of any applicable Israeli Tax with respect to the Merger Consideration that Company Shareholders electing to be included in and covered by such ruling (each, an “Electing Holder”) will receive in SPAC Shares pursuant to this Agreement in accordance with the provisions of Section 104H of the Israeli Tax Ordinance until the sale, transfer or other conveyance for cash of such SPAC Shares by such Electing Holder or such other date set forth in Section 104H of the Israeli Tax Ordinance, which ruling may be subject to customary conditions regularly associated with such a ruling (the “104H Tax Ruling”). The 103K Tax Ruling or 104H Tax Ruling and 104H Interim Tax Ruling, as applicable, and the Israeli Option Tax Ruling shall be referred to as the “Israeli Tax Rulings”.

(c)  The Company and SPAC shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of the applications for the Israeli Tax Rulings and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Rulings. The final text of the applications for and the Israeli Tax Rulings shall be subject to the prior written confirmation of SPAC or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to obtain the Israeli Tax Rulings, as promptly as practicable, and shall inform SPAC and its Israeli advisors of the content of any discussions and meetings with the ITA relating thereto in advance and allow SPAC’s Israeli advisors to participate in any such discussions or meetings. Prior to the Closing, including in connection with the filing of the requests for the Israeli Tax Rulings, the Company shall use reasonable best efforts to validate and verify any information related to Company Options as SPAC may reasonably request, including reconciling the data included in the data base of the Section 102 Trustee and the information included in any resolutions of the Company Board, the grant documents relating to such Company Options and the Company’s records.

Section 6.05  Certain Regulatory Matters. (a) As promptly as practicable following the date of this Agreement, SPAC and the Company shall make any other required filings under other applicable Antitrust Laws. The Parties shall promptly and in good faith respond to all information requested of it by each Governmental Entity (as it relates to Antitrust Laws) in connection with such notifications and filings and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under all applicable Antitrust Laws and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, SPAC and the Company shall: (A) promptly inform the other of any communication to or from any Governmental Entity regarding the Transactions; (B) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (C) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (D) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (E) keep the other reasonably informed as to the status of any such Legal Proceeding; and (F) promptly furnish each other with copies of all correspondence, filings (to the extent allowed under applicable Legal Requirements) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(b)  As soon as reasonably practicable after the Closing and, in any event, in accordance with the requirements of law and the Innovation Authority regulations, the Parties shall ensure that the IIA Notice is filed with the Innovation Authority.

(c)  Any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions and applicable Antitrust Laws, shall be borne  by the Company (subject to the proviso in Section 10.10), provided that, in case of Termination, all expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 6.06  Other Filings; Press Release. (a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing the Company.

(b)  Promptly after the execution of this Agreement, SPAC and the Company shall mutually draft and issue a joint press release announcing the execution of this Agreement.

Section 6.07  Confidentiality; Communications Plan; Access to Information. (a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference.  Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.  Beginning on the date hereof and ending on the second anniversary of this Agreement , each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to: (i) information which was known to one Party or its agents or representatives prior to receipt from the Company, on the one hand, or SPAC or Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) information developed by such Party independently without any reliance on the non-public information received from any other Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) prior to the Closing, disclosure consented to in writing by SPAC (in the case of the Company) or the Company (in the case of SPAC or Merger Sub).

(b)  SPAC and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof.  Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC, or SPAC, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Legal Requirements, in which case the disclosing Party shall, to the extent permitted by applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company, SPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.06 or this Section 6.07(b); and (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

(c)  The Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies. SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC.

Section 6.08  Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using reasonable best efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VII to be satisfied; (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings, including registrations, declarations and filings with Governmental Entities, if any, and filings required pursuant to Antitrust Laws and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding; (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including any other consents referred to on Schedule 3.05(b) of the Company Disclosure Letter; (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of SPAC, sending a termination letter to the Exchange Agent substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require SPAC or the Company to agree to any divestiture by itself or any of its Affiliates of shares or shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, shares capital and capital stock, or the incurrence of any liability or expense.

Section 6.09  No SPAC Securities Transactions. Neither the Company nor any of its Subsidiaries will, and the Company shall cause its officers, directors and employees that have been provided access to the terms of the Transactions not to, directly or indirectly, engage in any transactions involving the securities of SPAC prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions.

Section 6.10  No Claim Against Trust Account. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and its Affiliates hereby irrevocably waive any right, title, interest or claim of any kind that it or they have or may have in the future in or to the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions (so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate any SPAC Shareholder Redemption) or for fraud; and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against SPAC’s assets or funds that are not held in the Trust Account.

Section 6.11  Disclosure of Certain Matters. Each of SPAC, Merger Sub and the Company will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; (b) would require any amendment or supplement to the Registration Statement; or (c) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions.

Section 6.12  Securities Listing. The Company and SPAC will use their reasonable best efforts to cause the Registration Shares issued in connection with the Transactions to be approved for listing on the Listing Exchange at Closing.

Section 6.13  ISA Exemptions. Without limiting the generality of Section 6.08, (i) the Company shall, in coordination with SPAC, as promptly as practicable after the date of this Agreement, prepare and file with the ISA an application for an exemption under Section 15D of the Securities Law, concerning the publication of an Israeli prospectus in connection with the issuance of the Converted Options and Converted RSUs as set forth in this Agreement, or alternatively an application requesting that the Israeli Securities Authority confirm that the issuance of Converted Options and Converted RSUs is exempt from prospectus requirements or does not trigger prospectus requirements (the “15D Exemption”) and (ii) as promptly as practicable after the date of this Agreement and in any event within thirty (30) days thereof, the Parties shall cooperate and shall file with the ISA any required exemption or “no action” requests in connection with the issuance of the Merger Consideration, requesting the ISA to exempt or agree not to take any action against the Parties in connection with any such issuance without a publication of a prospectus in accordance with the Securities Law (an “Israeli Prospectus” and any such exemption, the “ISA Offering Exemption” and, together with the 15D Exemption, the “ISA Exemptions”) The Parties shall use their best efforts to respond promptly to comments from the ISA and to obtain the ISA Exemptions. Company shall provide to SPAC a copy of its application to obtain the 15D Exemption for SPAC’s prior review and comments and shall update SPAC and its counsel on any developments with respect to the application and any communications with the ISA in connection with the application and the review thereof and facilitate SPAC’s counsel’s involvement in such communications to the extent reasonably practicable. The Parties shall, and shall cause their respective counsels to, cooperate to obtain the ISA Offering Exemption and to facilitate each other Party’s and its counsel’s involvement in all communications with and submission of documents and information to the ISA in connection with the application and receipt of the ISA Offering Exemption.

Section 6.14  No Solicitation. (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries and its shareholders, officers, directors and employees not to, and shall direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC and its Representatives) concerning any merger, consolidation, sale of ownership interests and/or assets of any Group Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination.  The Company shall, and shall cause its Subsidiaries and the Company Shareholders, officers, directors and employees to, and shall cause their respective other Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. A Company Business Combination expressly excludes an equity or venture debt financing that results in an investment infusion in any Group Company, with one or more investors acquiring a minority percentage of equity of such Group Company, provided that such transaction shall not interfere, prevent or delay the consummation of the Transactions as contemplated hereby and that such investor shall sign the Company Support Agreement, and further provided that in any event such financing shall be pre-approved in writing by the SPAC.

(b)  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall not, and shall cause SPAC Sponsor not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any merger, consolidation, purchase of ownership interests or assets of SPAC, recapitalization or similar business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination, other than in connection with the Agreement. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.

(c)  Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission and all material details thereof), after the execution and delivery of this Agreement.  If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or SPAC Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission.

Section 6.15  Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Exchange Agent (which notice SPAC shall provide to the Exchange Agent in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to the Exchange Agent pursuant to the Trust Agreement to be so delivered, including providing the Exchange Agent with the Trust Termination Letter; and (ii) shall use its reasonable best efforts to cause the Exchange Agent to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to SPAC Shareholders who properly elect to have their SPAC Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) for income tax or other tax obligations of SPAC prior to Closing; (C) to the underwriters of the initial public offering with respect to any deferred underwriting compensation; (D) for any unpaid Transaction Expenses of SPAC to the extent SPAC elects to pay these prior to Closing; and (E) as repayment of loans and reimbursement of expenses to directors, officers and shareholders of SPAC; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.16  Director and Officer Matters.

(a)  Group Companies.

(i)  SPAC agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “Company D&O Indemnified Party”), as provided in their respective Governing Documents, shall survive the Closing and shall continue in full force and effect.  For a period of seven years following the Closing Date, SPAC shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Governing Documents as in effect immediately prior to the Closing Date, and SPAC shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)  Prior to the Closing, the Company may, at its sole discretion, purchase, at its expense, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “Company D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time (including with respect to the Transactions and all actions taken in connection with them) covering each such Person that is a director or officer of a Group Company currently covered by the Company’s and its Affiliates’ (other than the Group Companies) directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the seven-year period following the Closing.  SPAC shall, and shall cause the Company following the Effective Time to, maintain the Company D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.16(a)(ii).

(iii)  The rights of each Company D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise.  The obligations of SPAC and the Group Companies under this Section 6.16(a) shall not be terminated or modified in such a manner as to adversely affect any Company D&O Indemnified Party without the consent of such Company D&O Indemnified Party.  The provisions of this Section 6.16(a) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Company D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.16(a).

(iv)  If SPAC or, after the Closing, any Group Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets (including, with respect to SPAC, any Group Company) to any Person, then, in each such case, SPAC or the merging Group Company or successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of SPAC or such Group Company, successor or assign, as applicable, assume the obligations set forth in this Section 6.16(a).

(b)  SPAC.

(i)  SPAC agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents, shall survive the Closing and shall continue in full force and effect. For a period of seven (7) years from the Closing Date, SPAC shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the Closing Date, and SPAC shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(ii)  Prior to the Closing, SPAC shall purchase, a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “SPAC D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by the SPAC and its Affiliates’ directors’ and officers’ liability insurance policies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the seven-year period following the Closing. SPAC shall maintain the SPAC D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC and no other Party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.16(b)(ii).

(iii)  The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of SPAC under this Section 6.16(a)(iv) shall not be terminated or modified in such a manner as to adversely affect any SPAC D&O Indemnified Party without the consent of such SPAC D&O Indemnified Party. The provisions of this Section 6.16(a)(iv) shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.16(a)(iv).

(iv)  If SPAC, or any of its respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, SPAC, or the merging successor or assign, as applicable, shall make commercially reasonable efforts to ensure that the successors and assigns of SPAC, or the successor or assign, as applicable, assume the obligations set forth in this Section 6.16(b)(iv).

(c)  On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to the Company with the respective directors and officers of SPAC and the Company, which indemnification agreements shall continue to be effective following the Closing.

Section 6.17  Tax Matters.

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be borne and paid by SPAC. Unless otherwise required by applicable law, SPAC shall timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company shall reasonably cooperate with respect thereto as necessary).

Section 6.18  Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Class A Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 6.19  Board of Directors(i) & Officers.

(b)  The Parties shall take all actions necessary such that the SPAC Board shall, immediately after the Effective Time (the “Post-Closing Company Board of Directors”) and the Company Board shall each consist of seven (7) directors, including the individuals listed on Schedule 6.19, and that the SPAC Board is be permitted to consist of up to nine (9) directors; provided, however, that the composition of the Post-Closing Company Board of Directors shall comply with all requirements of the Listing Exchange and the rules of the SEC, and each member thereof shall serve in such capacity in accordance with the terms of SPAC’s Governing Documents following the Effective Time.

(c)  The initial officers of SPAC and the Company shall be certain Persons, as determined by the Company and communicated to SPAC prior the Effective Time, who shall serve in such capacity in accordance with the terms of the Governing Documents of SPAC and the Company, respectively, following the Effective Time.

Section 6.20  Incentive Equity Plan.  In connection with the consummation of the Transactions, SPAC shall approve and adopt a customary incentive equity plan to hire and incentivize its executives and other employees as attached as Exhibit E (the “New Incentive Plan”); provided, that, the Converted Options and Converted RSUs shall not count towards the initial number of SPAC Class A Shares reserved for issuance under the Incentive Equity Plan. Following the expiration of the 60-day period following the date on which SPAC has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, SPAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SPAC Ordinary Shares issuable under the Incentive Equity Plan. The Incentive Equity Plan shall incorporate the applicable provisions required pursuant to Section 102 and SPAC and the Company shall cause the Incentive Equity Plan to be filed with the ITA (together with any auxiliary documents related thereto) as required under the Israeli Tax Ordinance, within 10 Business Days following the Closing. Notwithstanding the foregoing, Converted Options and Converted RSUs shall be governed by the assumed Company Option Plan.

Section 6.21  PCAOB Financial Statements. The Company shall, as soon as reasonably practicable following the date of this Agreement and not later than March 31, 2024, use reasonable best efforts to deliver to SPAC final drafts, subject only to final approval and receipt of the written opinion and signature of the Company’s independent auditor of any modifications required for changes in events or circumstances after the date of such delivery of (i) the audited consolidated balance sheet of the Group Companies as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations and cash flows of the Group Companies for each of the two fiscal years ended December 31, 2022 and December 31, 2023, each draft prepared in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financial Statements”), and (ii) any other audited or reviewed financial statements of the Group Companies that are required by applicable law to be included in the Registration Statement as audited or reviewed financial statements (together with the PCAOB Audited Financial Statement and the Interim Financial Statements, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements as and when such PCAOB Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 3.07(a) and Section 3.07(b) shall be deemed to apply to the PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement. In addition, the Company shall use reasonable best efforts to deliver to SPAC true and complete copies of any additional audited or reviewed financial statements of the Company and the Company Subsidiaries for each period required to be included in any amendment or supplement to the Registration Statement as requested by SPAC or as soon as practicable prior to the due date for filing any such amendment or supplement.

Section 6.22  Convertible Loan Financing.

(a) On or prior to the date of this Agreement, the Company and SPAC have executed Convertible Loan Financing Subscription Agreements as are mutually agreed by the Company and SPAC that would constitute a Convertible Loan Financing. Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Convertible Loan Financing as may be reasonably requested by each other.

(b) Unless otherwise consented in writing by each Party, neither the Company nor SPAC shall permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Convertible Loan Financing Subscription Agreements. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Convertible Loan Financing Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Convertible Loan Financing Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Convertible Loan Financing Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Convertible Loan Financing Subscription Agreements, in the event that all conditions in the Convertible Loan Financing Subscription Agreements (other than conditions that the Company, SPAC or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Convertible Loan Financing Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Convertible Loan Financing Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Convertible Loan Financing Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Convertible Loan Financing Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Convertible Loan Financing Subscription Agreements. Without limiting the generality of the foregoing, the Company and SPAC, as applicable, shall give the other party prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Convertible Loan Financing Subscription Agreements known to the Company or SPAC, as applicable; (B) of the receipt of any notice or other communication from any party to any Convertible Loan Financing Subscription Agreements by the Company or SPAC, as applicable with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Convertible Loan Financing Subscription Agreements or any provisions of any Convertible Loan Financing Subscription Agreements; and (C) if the Company or SPAC, as applicable, does not expect to receive all or any portion of the Convertible Loan Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Convertible Loan Financing Subscription Agreements. The Parties shall use their commercially reasonable efforts to, and shall instruct their respective financial advisors to, keep the other Parties and the other Parties’ financial advisors reasonably informed with respect to the Convertible Loan Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other Parties or the other Parties’ financial advisors with respect to the Convertible Loan Financing.

Section 6.23  Surrender of Excess Founders Shares; Founders Shares Lock-Up. Effective as of immediately prior to the Closing, SPAC shall cause SPAC Sponsor to surrender to the SPAC for retirement up to 1,567,000 of the SPAC Founders Shares, such that the SPAC Sponsor will hold 1,308,000 SPAC Founders Shares (the “Retained Shares”) upon the Closing (which includes the one (1) SPAC Class B Share that will convert automatically into a SPAC Class A Share upon the Closing under the Governing Documents of SPAC) (the “Sponsor Share Surrender”). As provided in the Amended Registration Rights and Lock-Up Agreement, all SPAC Founders Shares that SPAC Sponsor continues to hold following the Closing shall remain subject to the six (6)-month lock-up period set forth in the IPO SPAC Letter Agreement, subject to the potential earlier release of up to fifty percent (50%) of the SPAC Founders Shares from that lock-up based on the market price of the SPAC Class A Shares closing above $12.00 for any 20 trading days within any 30-trading day period, as provided in the IPO SPAC Letter Agreement. However, without limiting SPAC’s obligation to comply with the SPAC Minimum Net Cash Requirement, as defined in the Recitals, and Company’s rights and remedies in case of nonconformance with such requirement, to the extent the amount of unrestricted and freely usable cash in SPAC’s bank account as of the Closing is less than $500,000, then the SPAC Sponsor shall surrender to the SPAC for retirement (i) an additional eight thousand (8,000) SPAC Founder Shares, and (ii) for every $1,000 deficiency from that $500,000 amount, and up to a maximum allowable deficiency of $150,000, an additional three hundred thirty-three and one-third (333⅓) SPAC Founder Shares (rounded to the nearest whole share), up to a total of 50,000 SPAC Founder Shares of the Retained Shares. Prior to the Closing, the SPAC Sponsor may transfer up to 1,567,000 SPAC Class A Shares held by SPAC Sponsor and destined for surrender, for reduction of transaction related fees, or to transfer to non-Affiliate third-party investors providing backstop financing, non-redemption agreements or other financial support in connection with the transactions contemplated by this Agreement, as determined by SPAC in consultation with the Company (the “Backstop Shares”). Any of the 1,567,000 Backstop Shares not utilized as envisaged above will be subject to forfeiture by the SPAC Sponsor and cancelled.

Section 6.24  Amendment and Restatement of Existing Sponsor Promissory Notes. Effective as of the Closing, the SPAC shall have issued to the SPAC Sponsor, and SPAC shall cause the SPAC Sponsor to accept, in amendment and restatement, and replacement, in their entirety, of all existing outstanding promissory notes issued by the SPAC to the SPAC Sponsor, an amended and restated promissory note in the form attached as Exhibit F to this Agreement (the “A&R Sponsor Promissory Note”), whereby (a) the total amount owed by SPAC to SPAC Sponsor through the Closing Date has been capped (the “Promissory Note Cap”) at (i) $5,200,000, minus (ii) any Fee or expense that may be paid or owed by SPAC pursuant to the Business Combination Marketing Agreement, dated February 16, 2021, entered into by SPAC in connection with the IPO (the “Marketing Agreement”), as reflected in the A&R Sponsor Promissory Note, (b) any outstanding amount loaned by SPAC Sponsor in excess of the Promissory Note Cap will be attributed to the conversion shares issuable upon maturity of the note as additional paid-in capital, (c) the maturity date of the A&R Sponsor Promissory Note shall be the 30-month anniversary of the Closing Date, and (d) and amounts outstanding under the A&R Sponsor Promissory Note may be repaid (unless otherwise decided by the Company) only by way of conversion into SPAC Class A Shares in accordance with the terms set forth in the form of A&R Sponsor Promissory Note.

Article VII
CONDITIONS TO THE TRANSACTION

Section 7.01  Conditions to Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction or, to the extent waivable, waiver at or prior to the Closing of the following conditions:

(a)  At the Special Meeting (including any adjournments thereof), the Required SPAC Shareholder Matter shall have been duly adopted by the SPAC Shareholders in accordance with the Cayman Companies Act, the SPAC’s Governing Documents and the Nasdaq rules and regulations, as applicable.

(b)  The Company Shareholder Approval shall have been obtained in accordance with applicable law and the Governing Documents of the Company.

(c)  All applicable waiting periods (and any extensions thereof) under Antitrust Laws will have expired or otherwise been terminated.

(d)  No provision of any applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall be in effect, and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or shall be threatened in writing by a Governmental Entity of competent jurisdiction.

(e)  The shareholders of SPAC shall have voted to amend and restate the articles of association of SPAC in the form of the Amended and Restated Articles as of immediately prior to the Effective Time.

(f)  The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.

(g)  The shares constituting the Merger Consideration shall be approved for listing upon the Closing on the Listing Exchange.

(h)  The 103K Tax Ruling (or, if sought by the Company in accordance with Section 6.04, the 104H Interim Tax Ruling) and the Israeli Option Tax Ruling shall have been obtained from the ITA and be in effect.

(i)  At least fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and at least thirty (30) days shall have elapsed after the Company Shareholder Approval has been received.

(j)  The ISA Exemptions shall have been obtained.

Section 7.02  Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing, as applicable, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)  The Fundamental Representations of SPAC shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of SPAC contained in Section 4.07(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b)  SPAC shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.

(c)  No SPAC Material Adverse Effect shall have occurred since the date of this Agreement.

(d)  At the Effective Time (after giving effect to the Closing and following the SPAC Shareholder Redemption), SPAC shall (1) not be a “penny stock” or “blank check company” according to relevant Legal Requirements, and (2) be compliant with the Nasdaq Global Market listing requirements.

(e)  SPAC shall have met the SPAC Minimum Net Cash Requirement, subject to a deficiency of up to $150,000, as set forth in Section 6.23.

(f) SPAC shall have delivered to the Company a list, certified by SPAC’s CFO, of each of its liabilities that does not appear (or that is greater than) those liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the SPAC Financial Statements, accounting, among other things, for (if not so accounted for in the SPAC Financial Statements) (a) the payment of any remaining Fee or expenses pursuant to the Marketing Agreement; (b) the final amount of the A&R Sponsor Promissory Note, after injecting any additional amounts needed to meet the SPAC Minimum Net Cash Requirement (subject to any shortfall of up to $150,000 therefrom) and subject to the Promissory Note Cap; and (c) all expenses incurred or owed in relation to the Transactions contemplated by this Agreement, including all fees for legal, accounting, audit, printing and other professional services in connection therewith, provided, however that the total of such liabilities, excluding (a) above, and assuming a Closing by no later than the Outside Date,  shall not exceed an aggregate amount of $1,000,000.

(g)  SPAC shall have confirmed the New Employment Agreements with each of the senior employees of the Company who had entered into such agreements.

(h)  SPAC shall have delivered to the Company a certificate, signed by an authorized representative of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b), Section 7.02(c) and Section 7.02(d).

(i)  The Sponsor Share Surrender shall have been completed.

(j)  SPAC and SPAC Sponsor shall have executed, and SPAC shall have delivered to SPAC Sponsor, in replacement of all existing promissory notes issued by SPAC to Sponsor, the A&R Sponsor Promissory Note.

(k)  SPAC Board shall adopted the New Incentive Plan and created the New Incentive Plan Pool.

(l)  SPAC and Merger Sub shall have delivered or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including the following:

(m)  the Amended Registration Rights and Lock-Up Agreement shall have been duly executed by SPAC and the SPAC Sponsor.

Section 7.03  Additional Conditions to the Obligations of SPAC and Merger Sub. The obligations of SPAC and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by SPAC:

(a)  The Fundamental Representations of the Company shall be true and correct in all material respects on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); the representations and warranties of the Company contained in Section 3.09(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date; and all other representations and warranties set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably, be expected to have a Company Material Adverse Effect.

(b)  The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(d)  The Company shall have delivered to SPAC a certificate, signed by an authorized representative of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).

(e)  All of the Company Warrants shall have been exercised (on a cashless basis) prior to the Effective Time.

(f)  All of the Convertible Loan Financing Subscription Agreements shall be converted in accordance with their terms prior to or at the Effective Time.

(g)  Prior to the Closing Date, the Company shall have acquired the entire GIBF holdings in the Subsidiary (and become the sole holder of the Subsidiary).

(h)  The Company shall have delivered, or caused to be delivered, or shall stand ready to deliver all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder, including the following:

(i)  the Amended Registration Rights and Lock-Up Agreement, duly executed by those Company Shareholders listed in Exhibit D;

(j)  By no later than March 10, 2024, the SPAC received from the Company fully executed copies of all subscription agreements under the Convertible Loan Financing and all proceeds payable to the Company (or its Subsidiary, as applicable) thereunder, being not less than US$3,500,000, shall have been received by the Company (or by its Subsidiary, as applicable).

(k)  the Amended Registration Rights and Lock-Up Agreement, duly executed by the Convertible Loan Financers with respect to their Convertible Loan Shares, ranking pari-passu with the shares of the SPAC Sponsor – if and to the extent that the Convertible Loan Shares are excluded from the Registration Statement under applicable U.S. securities laws and regulations or by the SEC.

Article VIII
TERMINATION

Section 8.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of SPAC and the Company at any time;

(b)  by either SPAC or the Company if the Transactions shall not have been consummated by August 19, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and

(c)  by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d)  by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of SPAC or Merger Sub, or if any representation or warranty of SPAC shall have become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied provided, however, that if such breach by SPAC or Merger Sub is curable by SPAC or Merger Sub prior to the Closing, then the Company must first provide written notice to SPAC of such breach and may not terminate this Agreement under this Section 8.01(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if: (A) the Company shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by SPAC or Merger Sub, as applicable, is cured during such 30 day period (or prior to the Outside Date, if earlier);

(e)  by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that if such breach is curable by the Company prior to the Closing, then SPAC must first provide written notice to the Company of such breach and may not terminate this Agreement under this Section 8.01(e) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the Company of such breach; and (ii) the Outside Date; and provided, further, that SPAC may not terminate this Agreement pursuant to this Section 8.01(e) if: (A) SPAC or Merger Sub shall have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such 30 day period (or prior to the Outside Date, if earlier);

(f)  by either SPAC or the Company, if, at the Special Meeting (including any adjournments thereof), the Required SPAC Shareholder Matter is not duly adopted by the SPAC Shareholders by the requisite vote under the Cayman Companies Act and SPAC’s Governing Documents;

(g)  by either SPAC or the Company if, at the Company Shareholder Meeting (including any adjournments thereof), the Company Shareholder Approval is not obtained; or

(h)  by SPAC, if the Company has not delivered to SPAC, by February 15, 2024, the PCAOB Audited Financial Statements for the fiscal years ended December 31, 2021 and December 31, 2022.

(i)  By SPAC, at any time prior to April 2, 2024 if not all of the executed copies of the subscription agreements under the Convertible Loan Financing were provided to SPAC and all proceeds payable to the Company thereunder, being not less than US$3,500,000, shall not have been received by the Company, in each case on or before March 10, 2024.

Section 8.02  Notice of Termination; Effect of Termination. (a) Any termination of this Agreement under Section 8.01 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)  In the event of the termination of this Agreement as provided in Section 8.01, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except: (i) Section 6.10, this Section 8.02, Article X (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or fraud.

Article IX
NO SURVIVAL

Section 9.01  No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing.  Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary (including Section 10.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to fraud.

Article X
GENERAL PROVISIONS

Section 10.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date delivered if a Business Day, or otherwise on the following Business Day, if delivered by email of a pdf document (unless sender received an automated notice of failed delivery or similar error notification indicating that the transmission was not properly completed); or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC or Merger Sub to:

c/o SPAC
Moringa Acquisition Corp.

250 Park Avenue, 7th Floor

New York, NY, 10017

Attention: Ilan Levin, CEO

Telephone No.: +972-54-4510573

Email: ilan@moringaac.com

with copies to (which shall not constitute notice) to:

Meitar | Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Telephone No.: +972-3-6103186

Attn:	David Chertok
Jonathan M. Nathan
Elad Ziv

Email: dchertok@meitar.com; jonathann@meitar.com; eladz@meitar.com

And

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, New York 10022

Attention: Mark Selinger

Email: Mark.Selinger@gtlaw.com

if to the Company to:

Silexion Therapeutics Ltd.

2 Ha’mayan St.

Modiin, Israel

Attention: Ilan Hadar, CEO

Email: ihadar@silexion.com

Telephone No.: +972-8-628-6005

with a copy (which shall not constitute notice) to:

Herzog, Fox & Ne’eman
Herzog Tower
6 Yitzhak Sadeh St.
Tel-Aviv, Israel 6777506
Attention: Ory Nacht, Adv.
Email: nachto@herzoglaw.co.il

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.02  Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The words “made available” mean that the subject documents or other materials were provided to or included in and available at the “Silexion Therapeutics” online data site hosted by Intralinks, or provided over email by the Company to SPAC at least two Business Days prior to the date of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  References to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time.  All references to currency amounts in this Agreement shall mean United States dollars unless otherwise specified.

Section 10.03  Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 10.04  Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.16, Section 6.17(b) and Section 10.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 10.05  Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.06  Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.  Each Party hereby further agrees that in the event of any action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate.

Section 10.07  Governing Law. This Agreement and the consummation of the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, provided that (i) the Merger, such other provisions of this Agreement expressly required by the terms of this Agreement to be governed by the ICL, and the fiduciary duties of the Company Board shall be governed by the ICL and its regulations, and (ii) the fiduciary duties of the SPAC Board shall be governed by the Laws of the Cayman Islands.

Section 10.08  Consent to Jurisdiction; Waiver of Jury Trial.

(a)  Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized for notice under this Agreement or otherwise by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.

(b)  Each Party hereby waives, and any Person asserting rights as a third-party beneficiary may do so only if he, she or it waives, and, in each case, agrees not to assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Legal Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Legal Proceeding is brought in an inconvenient forum; or (e) the venue of such Legal Proceeding is improper.  Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01.  Notwithstanding the foregoing in this Section 10.08, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(c)  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.09  Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.10  Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own Transaction Expenses; provided that if the Closing occurs, such Transaction Expenses shall be paid by the Trust Account, the SPAC or the Company (as SPAC’s subsidiary) at or promptly following the Closing.

Section 10.11  Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.  Subject to the first sentence of this Section 10.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.12  Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties.

Section 10.13  Extension; Waiver. At any time prior to the Closing, SPAC (on behalf of itself or Merger Sub), and the Company may, to the extent not prohibited by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties; (b) waive any inaccuracies in the representations and warranties made by the other Party or Parties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.14  No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no Related Party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith.  No Party shall have any right of recovery in respect hereof against any Related Party of a Party and no personal liability shall attach to any Related Party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Related Parties of the Parties and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of the Parties.

Section 10.15  Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein or any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another representation and warranty of the Company , on the one hand, or SPAC or Merger Sub on the other hand, as applicable, in this Agreement.  Certain information set forth in the Company Disclosure Letter and the SPAC Disclosure Letter is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Company Disclosure Letter or the SPAC Disclosure Letter is or is not material for purposes of this Agreement.

Section 10.16  Conflicts and Privilege.

(a)  Each of the Parties, on behalf of their respective successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the SPAC Sponsor, the pre-Merger shareholders or holders of other equity interests of SPAC, the shareholders or holders of other equity interests in SPAC Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “SPAC Group”), on the one hand, and (y) the Company or any member of the Company Group (as defined below), on the other hand, any legal counsel, including, Greenburg Traurig, LLP (“GT”) and Meitar, Law Offices (“Meitar”), that represented SPAC or the SPAC Sponsor prior to the Closing may represent the SPAC Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Company, the Company Group or any of its respective Subsidiaries, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group, any of its respective Subsidiaries or the SPAC Sponsor or any of its Affiliates. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to the Transaction Agreements or the Transactions) between or among SPAC, SPAC Sponsor or any member of the SPAC Group, on the one hand, and GT or Meitar (as applicable) on the other hand (the “SPAC Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Company Group or any of their Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the SPAC Group may use or rely on any of the SPAC Privileged Communications, whether located in the records or email server of SPAC, Merger Sub or their respective Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the SPAC Privileged Communications, by virtue of the Merger.

(b)  Each of the Parties, on behalf of their respective successors and assigns, hereby agrees that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company or any member of the Company Group, or any of their respective directors, members, partners, officers, employees or Affiliates, excluding the SPAC (collectively, the “Company Group”), on the one hand, and (y) any member of the SPAC Group, on the other hand, any legal counsel, including Thompson Hine LLP (“TH”) and Herzog Fox & Neeman (“Herzog”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to the SPAC, SPAC Sponsor or any other member of the SPAC Group, and even though such counsel may have represented the Company or any of its respective Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for the Company or any of its Subsidiaries, the Company Group, or any member of the SPAC Group. The Parties, on behalf of their respective successors and assigns, further agree that, as to all communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, the Transaction Agreements or the Transactions) between or among the Company or any member of the Company Group, on the one hand, and TH or Herzog (as applicable), on the other hand (collectively, the “Company Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the SPAC Group or their respective Subsidiaries or Affiliates. The Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person not in the Company Group may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or its Subsidiaries, in any Legal Proceeding against or involving any of the Parties after the Closing, and the Parties, together with their respective Affiliates, Subsidiaries, successors or assigns, agree not to assert that any privilege has been waived as to the Company Privileged Communications, by virtue of the Merger.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SILEXION THERAPEUTICS LTD.

By:	/s/ Ilan Hadar
Name:	Ilan Hadar
Title:	Director

MORINGA ACQUISITION CORP.

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Chief Executive Officer

APRIL.M.G. LTD.

By:	/s/ Ilan Levin
Name:	Ilan Levin
Title:	Director

[Signature Page to Business Combination Agreement]